                                                FILED PURSUANT TO RULE 424(b)(5)
                                                REGISTRATION NO. 333-34137
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 11, 1997)

                               3,400,000 SHARES


                 [LOGO OF IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.]

                                  COMMON STOCK

                                  ------------

  Of the 3,400,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby, 3,229,906 shares are being sold by Imperial Credit Mortgage Holdings, Inc. (the "Company") and 170,094 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol "IMH." On September 22, 1997, the last reported sale price of the Common Stock as reported by the AMEX was $27.25 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" STARTING ON PAGE S-12 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 8 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
     THE PROSPECTUS TO WHICH IT RELATES.  ANY REPRESENTATION TO THE
      CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                               Underwriting
                                                Discounts                Proceeds to
                                   Price to        and       Proceeds to   Selling
                                    Public    Commissions(1) Company(2)  Stockholders
--------------------------------------------------------------------------------------
Per Share......................     $27.25        $1.36        $25.89       $25.89
--------------------------------------------------------------------------------------
Total..........................  $92,650,000    $4,624,000   $83,622,266  $4,403,734
-------------------------------------------------------------------------------------
Total Assuming Full Exercise of
 Over-Allotment Option(3)......  $106,547,500   $5,317,600   $96,826,166  $4,403,734
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses estimated at $350,000, which are payable by the Company.

(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 510,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."

                               ----------------

  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about September 26, 1997.

PAINEWEBBER INCORPORATED
              OPPENHEIMER & CO., INC.
                           STIFEL, NICOLAUS & COMPANY
                                              INCORPORATED
                                                        EVEREN SECURITIES, INC.

                               ----------------

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 22, 1997

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS AND PURCHASES IN THE OPEN MARKET, OVER-ALLOTMENTS AND SYNDICATE SHORT COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE RELATED PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE EXCHANGE ACT, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVES THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS UNDER THE CAPTIONS "RISK FACTORS" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements (including notes thereto) appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein or therein by reference. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment will not be exercised.

  Unless the context otherwise requires, references herein to the "Company" refer to Imperial Credit Mortgage Holdings, Inc. ("IMH"), ICI Funding Corporation (together with its wholly-owned subsidiary, ICIFC Secured Assets Corp., "ICIFC"), IMH Assets Corp. ("IMH Assets"), and Imperial Warehouse Lending Group, Inc. ("IWLG"), collectively.

                                  THE COMPANY

GENERAL

  Imperial Credit Mortgage Holdings, Inc. is a specialty finance company, which, together with its subsidiaries and related companies, operates three businesses: (1) the Long-Term Investment Operations, (2) the Conduit Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. The Conduit Operations purchases and sells or securitizes primarily non-conforming mortgage loans, and the Warehouse Lending Operations provides warehouse and repurchase financing to originators of mortgage loans. These latter two businesses include certain ongoing operations contributed to the Company in 1995 by Imperial Credit Industries, Inc. ("ICII"), a leading specialty finance company (the "Contribution Transaction"). IMH is organized as a real estate investment trust ("REIT") for federal income tax purposes, which generally allows it to pass through qualified income to stockholders without federal income tax at the corporate level.

  Long-Term Investment Operations. The Long-Term Investment Operations, conducted by IMH, invests primarily in non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans and, to a lesser extent, in second mortgage loans. Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government-sponsored agencies such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Such loans generally provide higher yields than conforming loans. The principal differences between conforming loans and non-conforming loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the type of properties securing the mortgage loans, the loan sizes, and the mortgagors' occupancy status with respect to the mortgaged properties. Second mortgage loans are higher yielding mortgage loans secured by a second lien on the property and made to borrowers owning single-family homes for the purpose of debt consolidation, home improvements, education and a variety of other purposes. At June 30, 1997, the Company's mortgage loan and securities investment portfolio consisted of $773.8 million of mortgage loans held in trust as collateral for Collateralized Mortgage Obligations ("CMOs"), $58.1 million of mortgage-backed or other collateralized securities and $41.9 million of mortgage loans held for investment. The Company's ratio of equity capital to total assets at June 30, 1997 was 12.1%, and at December 31, 1996 was 13.3%.

  Conduit Operations. The Conduit Operations, conducted by ICIFC, purchases primarily non-conforming mortgage loans and, to a lesser extent, second mortgage loans from its network of third party correspondents and other sellers and subsequently securitizes or sells such loans to permanent investors, including the Long-Term Investment Operations. ICIFC's ability to design non-conforming mortgage loans which suit the needs of its correspondent loan originators and their borrowers while providing sufficient credit quality to investors, as well as its efficient loan purchasing process, flexible purchase commitment options and competitive pricing, enable it to compete effectively with other non-conforming mortgage loan conduits. In addition to earnings generated from ongoing securitizations and sales to third party investors, ICIFC supports the Long-Term Investment Operations of the Company by supplying IMH with non-conforming mortgage loans and securities backed by such loans. For the six months ended June 30, 1997, ICIFC acquired $931.6 million of mortgage loans and sold to third party investors or securitized $632.4 million of mortgage loans. The Long-Term Investment Operations acquired $439.4 million of such loans as well as $426,000 of securities created by ICIFC. Prior to the Contribution Transaction, ICIFC was a division or subsidiary of ICII since 1990. IMH owns 99% of the economic interest in ICIFC, while Joseph R. Tomkinson, Chief Executive Officer of IMH and ICIFC, William S. Ashmore, President of IMH and ICIFC, and Richard J. Johnson, Chief Financial Officer of IMH and ICIFC, are the holders of all the outstanding voting stock of, and 1% of the economic interest in, ICIFC. At June 30, 1997, ICIFC maintained relationships with approximately 134 correspondents.

  Warehouse Lending Operations. The Warehouse Lending Operations, conducted by IWLG, provides warehouse and repurchase financing to ICIFC and to approved mortgage banks, most of which are correspondents of ICIFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors. At June 30, 1997, the Warehouse Lending Operations had $207.6 million in finance receivables outstanding, of which $166.8 million, $7.2 million and $2.9 million was outstanding with ICIFC, IMH Commercial Holdings, Inc. ("ICH") and Imperial Commercial Capital Corporation ("ICCC"), ICH's conduit operations, respectively.

  IMH's principal sources of income are (1) income from the Long-Term Investment Operations, (2) income from the Warehouse Lending Operations, and
(3) income from IMH's equity investment in the Conduit Operations. In addition, the Company expects to receive dividend income from its investment in the common stock of ICH. As of August 31, 1997, IMH held 719,789 shares of common stock of ICH and 674,211 shares of non-voting Class A Common Stock of ICH which is convertible into an equivalent number of shares of ICH's common stock. ICH is a recently formed specialty commercial property finance company which will elect to be taxed at the corporate level as a REIT. ICH was incorporated in February 1997 for the purpose of originating, purchasing, securitizing and selling commercial mortgages and investing in commercial mortgages and commercial mortgage-backed securities. ICH completed an initial public offering of its common stock in August 1997. The net income of the Conduit Operations is fully subject to federal and state income taxes. The principal source of income from IMH's Long-Term Investment Operations is net interest income, which is the net spread between interest earned on mortgage loans and securities held for investment and the interest costs associated with the borrowings used to finance such loans and securities, including CMO debt. The principal sources of income from the Warehouse Lending Operations are net interest income, which is the net spread between interest earned on warehouse loans and the interest costs associated with the borrowings used to finance such loans, and the fee income received from the borrowers in connection with such loans. The principal sources of income from the Conduit Operations are gains recognized on the sale of mortgage loans and securities, net interest income earned on loans purchased by ICIFC pending their securitization or resale, servicing fees, commitment fees and processing fees.

                                  THE OFFERING

 Common Stock Offered by the
  Company(1)......................... 3,229,906 Shares
 Common Stock Offered by the Selling
  Stockholders....................... 170,094 Shares
 Common Stock Outstanding after the
  Offering(1)(2)(3).................. 13,535,870 Shares
 Use of Proceeds..................... The net proceeds of this Offering will be used for the general corporate purposes
                                       of the Company. These general corporate
                                       purposes may include, without
                                       limitation, acquisition of mortgage
                                       related assets, repayment of maturing
                                       obligations, redemption of outstanding
                                       indebtedness and working capital. The
                                       Company will not receive any of the
                                       proceeds from the sale of the shares
                                       being sold by the Selling Stockholders.
 American Stock Exchange Symbol...... IMH

--------
(1) Assumes that the Underwriters' option to purchase up to an additional 510,000 shares of Common Stock from the Company to cover over-allotments is not exercised.

(2) As of June 30, 1997, does not include 700,000 shares reserved for issuance pursuant to the Company's 1995 Stock Option, Deferred Stock and Restricted Stock Plan (the "Stock Option Plan"), of which options to acquire 195,000 shares are outstanding at a per share exercise price of $11.25, options to acquire 90,500 shares are outstanding at a per share exercise price of $20.625, and options to acquire 90,000 shares are outstanding at a per share exercise price of $23.125. In July 1997, 4,000 shares underlying options were exercised at a per share exercise price of $20.625 and in August 1997, options to acquire 10,000 shares were granted at a per exercise price of $25.563.

(3) Based on 10,305,964 shares of Common Stock which were outstanding as of September 22, 1997.

                              RECENT DEVELOPMENTS

IMH COMMERCIAL HOLDINGS, INC.

  In February 1997, the Company incorporated ICH, a specialty commercial property finance company, to seek opportunities in the commercial mortgage market. ICH purchases, sells and securitizes commercial mortgage loans and invests in such mortgage loans and securities backed by such loans. In connection with the organization of ICH and its initial public offering in August 1997, the Company capitalized ICH with $15.0 million and currently holds 719,789 shares of ICH common stock, representing 9.8% of the outstanding shares of ICH's common stock, and 674,211 shares of ICH's non-voting Class A Common Stock, which are convertible into an equivalent amount of shares of common stock. ICH's common stock is quoted on the AMEX under the symbol "ICH." The Company is entitled to receive dividends on the ICH common stock and Class A Common Stock owned by it.

  Similar to IMH, ICH is managed by an outside manager. ICH's manager, RAI Advisors, LLC ("RAI"), is owned by Joseph R. Tomkinson, William S. Ashmore and Richard J. Johnson, who are also officers of IMH and ICIFC. RAI has entered into a submanagement agreement with IMH and ICIFC to utilize the infrastructure of each for the oversight of ICH. IMH's operating expenses as a percentage of revenues are expected to decrease as a result of the cost-sharing of operating expenses among the Company and ICH as ICH will reimburse the Company on a dollar-for-dollar basis for the services provided to ICH by the Company. In addition, the Company will receive a 15% service charge on such operating expenses for services provided to ICH, subject to a minimum service charge of $500,000 annually for the first three years. In addition to the aforementioned submanagement agreement, each of IMH and ICIFC have entered into agreements with ICH and ICCC governing their relationships. See "Risks Factors--Conflicts of Interest With Affiliated Entities" and "Certain Recent Transactions."

IMPERIAL CAPITAL MARKETS GROUP

  Imperial Capital Markets Group ("ICMG"), a division of ICIFC, was formed in January 1997 by Michael P. McClanahan, Director of Capital Markets, to (i) conduct bulk purchases of mortgage loans and selective whole loan sales of such loans and (ii) locate mortgage loan investments for the Long-Term Investment Operations. ICMG focuses on selected opportunities to acquire mortgage pools from financial institutions such as mortgage bankers, banks, thrift and loans and insurance companies that consist of a variety of product types. ICMG then seeks to sell portions of the loans purchased in bulk at a higher premium to targeted financial institutions and institutional investors in the secondary market or retain those mortgage loans which fit the investment criteria of the Long-Term Investment Operations. Generally, bulk acquisitions range in size from $1.0 million to $250.0 million. Prior to 1997, the activities of ICMG were conducted by ICIFC.

  During the six months ended June 30, 1997, ICMG acquired in bulk $219.7 million of mortgage loans, sold $53.9 million of mortgage loans to third party investors and sold $139.8 million to the Long-Term Investment Operations. ICMG's whole loan sales from bulk acquisitions accounted for 8.5% of ICIFC's total whole loan sales to third party investors and securitizations while ICMG's gain from whole loan sales for the six months ended June 30, 1997 was $1.5 million, or 16.5% of ICIFC's total gains on loans sold to third party investors and securitized. In these whole loan sales, the Company disposes of its entire economic interest in the loans including servicing rights, for a cash price that represents a premium over the principal balance. Whole loan sale gains are recognized at the time of sale. Whole loan sales are typically made pursuant to purchase agreements that include customary representations and warranties by the Company regarding the loans. The Company, therefore, may be required to repurchase or substitute loans in the event of a breach of its representations and warranties given at the time of the sale of the loans.

PURCHASE OF 125% LTV MORTGAGE LOANS FROM PREFERRED CREDIT CORPORATION

  In July 1997, ICIFC began purchasing loans on a bulk basis from Preferred Credit Corporation ("Preferred") pursuant to a mortgage loan purchase agreement (the "Preferred Purchase Agreement"). As of August 25, 1997, ICIFC had purchased approximately $210.0 million of mortgage loans from Preferred and has agreed to purchase up to an additional $290.0 million in mortgage loans. These loans consist of second mortgage loans to qualified borrowers who satisfy Preferred's underwriting criteria based on income, credit scores and other factors, but also who have limited access to traditional mortgage-related financing generally because of a lack of equity in their homes. The loans are typically closed-end (usually 15 years), fixed rate, fully amortizing loans secured by a first or second lien on the borrower's primary residence, and are typically used by consumers to pay-off credit card and other unsecured indebtedness. Although Preferred seeks to lend to borrowers with high credit worthiness, almost all of Preferred's loans are made in excess of the value of the underlying collateral available to secure such loan. ICIFC reviews all loans purchased from Preferred under ICIFC prepared guidelines, including a regulatory compliance audit, and may reject any loans that do not meet ICIFC's guidelines. ICIFC intends to sell or securitize all loans purchased from Preferred, although there can be no assurance of its ability to do so.

  In January 1997, the California Department of Real Estate (the "DRE") suspended the license of Preferred and its top two executive officers for 60 days for mishandling trust funds, failing to supervise employees and other offenses which occurred in 1995. These suspensions were stayed upon payment of a $3,000 fine. In July 1997, the California Department of Corporations (the "DOC") filed a lawsuit against Preferred and its top two executive officers alleging, among other things, that (1) Preferred was delaying loan closings in violation of California's licensing laws; (2) as a result of the delayed loan closings, Preferred was accruing interest on loans prior to the borrower's receipt of the loan funds; and (3) Preferred had changed dates on the refund checks and on internal loan reports to create an appearance that refund checks had been mailed prior to the actual mailing date. Preferred reached a settlement with the DOC on July 3, 1997, without admitting any liability or wrongdoing. The settlement generally provides for the following: (1) Preferred is obligated to complete any refunds not already made to borrowers and agreed to the appointment of a third party to verify the accuracy of the refunds (prior to completion of the settlement, Preferred had made refunds of approximately $1.4 million); (2) Preferred is forming an internal audit department and implementing new operating procedures to prevent the reoccurrence of any funding delays in the future; (3) Preferred's President/Chief Operating Officer, Walter Villaume, resigned and agreed to be barred from employment, management or control of any California residential mortgage lender; and (4) Preferred agreed to pay a fine of $1.0 million. Pursuant to the Preferred Purchase Agreement, Preferred has made certain representations and warranties concerning such loans to ICIFC, agreed to repurchase any loan materially and adversely affected by a breach thereof and agreed to further hold the Company harmless in connection therewith.

PURCHASE OF MORTGAGE LOANS FROM GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

  In August 1997, ICIFC purchased through ICMG $80.2 million of non-conforming residential mortgage loans from Greenwich Capital Financial Products, Inc. ("Greenwich") pursuant to a mortgage loan purchase agreement (the "WSI Purchase Agreement"). Greenwich previously purchased such loans from Walsh Securities, Inc. ("WSI"), a firm affiliated with James Walsh, a director of the Company. The transaction was approved by the disinterested members of the Company's Board of Directors and represented an arm's-length transaction. This bulk purchase was a one-time event; ICIFC intends to resell these loans through bulk whole loan sales through ICMG.

  According to published reports, some independent brokers whose loans were financed by WSI are being investigated by state and federal authorities for alleged mortgage fraud. In response, ICIFC reunderwrote a higher percentage of the mortgage loans purchased from Greenwich than required by ICIFC-prepared guidelines. Pursuant to the WSI Purchase Agreement, WSI and Greenwich made certain representations and warranties concerning such loans to ICIFC, including that none of the mortgage loans were originated, brokered, owned or sold by any of the independent brokers identified by WSI as connected to the fraud allegations. Any breach of said representations and warranties would require WSI (or Greenwich in the case of representations and warranties made by it) to repurchase the loan and further hold ICIFC harmless in connection therewith.

OTHER MATTERS

 The Manager

  On July 31, 1997, Thomas O. Markel resigned as President and a director of Imperial Credit Advisors, Inc. ("ICAI"), a wholly owned subsidiary of ICII and the Company's manager. The Company does not believe that Mr. Markel's resignation will affect its operations or the obligations of either ICAI or ICII to the Company under the management agreement between the Company and ICAI (the "Management Agreement") or ICAI's Sub-Management Agreement with ICII.

  IMH and ICII intend to negotiate the termination of the Management Agreement. IMH is required to pay ICII a fee upon such termination. The fee may be paid in shares of registered IMH Common Stock, other securities, in cash, or a combination of the foregoing. If such termination occurs, the Company may enter into a new management agreement with RAI. RAI is owned one-third by each of Messrs. Tomkinson, Ashmore and Johnson. The consummation of the transaction is conditioned on several factors including negotiation of major terms of the transaction, execution of formal documentation and approval of the disinterested and unaffiliated members of the Board of Directors of each of IMH and ICII. There can be no assurance that this transaction will be consummated and even if consummated, the Company cannot currently determine the amount of the termination fee or the form of consideration with which it will be paid. All shares and per share information in this Prospectus Supplement excludes any shares issuable pursuant to these transactions.

 Name Changes of Company and Related Entities

  The Company intends to change the names of each of Imperial Credit Mortgage Holdings, Inc., ICI Funding Corporation and Imperial Warehouse Lending Group, Inc. to names which do not contain the word "Imperial," the phrase "Imperial Credit" or the initials "ICI." The changes are intended to distinguish the Company from "Imperial Credit Industries, Inc." and its affiliates. Such change is subject to approval by the stockholders of each of IMH, ICIFC and IWLG.

 Facilities

  On August 27, 1997, IMH/ICH Dove Street, LLC, a California limited liability company, of which each of IMH and ICH own a 50% interest, purchased an office building in Newport Beach, California, with approximately 73,791 rentable square footage. IMH and ICH intend to relocate their headquarters to the building over the next two year period.

 Residual Interests in Securitizations

  ICIFC currently holds certain residual interests in securitizations of primarily REMICs which it originally purchased from ICII. ICII has agreed to reimburse ICIFC for certain losses related to such residual interests.

 Legal Matters

  A financial institution has contended that it has a claim against the Company in connection with certain communications between the Company and the financial institution regarding a certain mortgage broker and transactions involving that mortgage broker. No lawsuit has been filed and no damages have been alleged. The Company believes that these contentions are without merit, and if a lawsuit is ever filed, it will be vigorously defended.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is listed on the AMEX under the symbol "IMH". The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported by the AMEX.

                                                                   HIGH   LOW
                                                                  ------ ------
   1995
   Fourth Quarter (from November 20, 1995)....................... $13.25 $12.00
   1996
   First Quarter................................................. $15.38 $12.88
   Second Quarter................................................  17.13  14.75
   Third Quarter.................................................  21.50  15.00
   Fourth Quarter................................................  23.88  20.63
   1997
   First Quarter................................................. $26.50 $21.88
   Second Quarter................................................  28.00  19.88
   Third Quarter (through September 22, 1997)....................  28.75  24.38

  On September 22, 1997, the last reported sale price of the Common Stock on the AMEX was $27.25 per share. As of September 22, 1997, there were approximately 680 holders of record (including holders who are nominees for an undetermined number of beneficial owners) of the Company's Common Stock.

                       DIVIDEND POLICY AND DISTRIBUTIONS

  To maintain its qualification as a REIT, IMH intends to make annual distributions to stockholders of at least 95% of its taxable income (which does not necessarily equal net income as calculated in accordance with Generally Accepted Accounting Principals) determined without regard to the deduction for dividends paid and excluding any net capital gains. Any taxable income remaining after the distribution of regular quarterly dividends or other dividends will be distributed annually, on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions in excess of those required for IMH to maintain REIT status will be made by IMH at the discretion of the Board of Directors and will depend on the taxable earnings of IMH, the financial condition of IMH and such other factors as the Board of Directors deem relevant. The Board of Directors has not established a minimum distribution level. The following table sets forth the dividends paid by IMH since its formation in 1995:

                                                                    PER SHARE
     PERIOD                                                      DIVIDEND AMOUNT
     ------                                                      ---------------
     November 20, 1995 through December 31, 1995(1).............      $0.08
     Quarter ended March 31, 1996...............................       0.39
     Quarter ended June 30, 1996................................       0.45
     Quarter ended September 30, 1996...........................       0.52
     Special Dividend November 15, 1996(2)......................       0.42
     Quarter ended December 31, 1996............................       0.55
     Quarter ended March 31, 1997...............................       0.58
     Quarter ended June 30, 1997................................       0.60
     Quarter ended September 30, 1997(3)........................       0.65

--------
(1) IMH commenced operations on November 20, 1995.

(2) The Board of Directors of IMH authorized a special dividend payable to stockholders of record on November 15, 1996. The amount of the special dividend was determined by the Board of Directors and calculated to distribute excess taxable income not previously distributed by IMH as dividends, in order to comply with REIT qualification requirements. The special dividend should not be interpreted as a recurring dividend.

(3) The Board of Directors of IMH has authorized a $0.65 per share dividend payable to stockholders of record on September 15, 1997. Purchasers of Common Stock in this offering will therefore not be entitled to receive this dividend.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at June 30, 1997 and as adjusted to give effect to the issuance of 3,229,906 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders.

                                                            JUNE 30, 1997
                                                        -----------------------
                                                                    AS ADJUSTED
                                                          ACTUAL      (1)(2)
                                                        ----------  -----------
                                                            (IN THOUSANDS)
CMO borrowings......................................... $  722,481  $  722,481
Reverse repurchase agreements..........................    275,927     275,927
Stockholders' equity:
  Preferred Stock, $.01 par value
   10,000,000 shares authorized; no shares issued and
   outstanding actual and as adjusted..................        --          --
  Common Stock, $.01 par value
   50,000,000 shares authorized; 9,899,561 shares
   issued and outstanding actual; 13,129,467 shares as
   adjusted............................................         99         131
  Additional paid-in capital...........................    146,933     230,173
  Investment securities valuation allowance............     (3,420)     (3,420)
  Cumulative dividends declared........................    (26,857)    (26,857)
  Notes receivable from common stock sales (3).........     (1,515)     (1,515)
  Retained earnings....................................     23,734      23,734
                                                        ----------  ----------
    Total stockholders' equity.........................    138,974     222,246
                                                        ----------  ----------
    Total capitalization............................... $1,137,382  $1,220,654
                                                        ==========  ==========

--------
(1) After deducting estimated underwriting discounts and commissions and estimated offering expenses of $350,000 payable by the Company, and assuming no exercise of the Underwriters' over-allotment option to purchase up to an additional 510,000 shares of Common Stock from the Company.

(2) Does not include 700,000 shares reserved for issuance pursuant to the Company's Stock Option Plan, of which options to acquire 195,000 shares are outstanding at a per share exercise price of $11.25, options to acquire 90,500 shares are outstanding at a per share exercise price of $20.625 and options to acquire 90,000 shares are outstanding at a per share exercise price of $23.125. In July 1997, 4,000 shares underlying options were exercised at a per share exercise price of $20.625 and in August 1997, options to acquire 10,000 shares were granted at a per exercise price of $25.563.

(3) Consists of loans made pursuant to the Company's 1996 Stock Option Loan Plan in connection with the exercise of Stock Options.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated statement of operations data for each of the years in the three-year period ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1996 and 1995 were derived from the Company's and ICIFC's financial statements audited by KPMG Peat Marwick LLP ("KPMG"), independent auditors, whose reports with respect thereto are incorporated by reference herein. The selected consolidated statement of operations data for the years ended December 31, 1993 and 1992 and the selected consolidated balance sheet data as of December 31, 1994 and 1993 were derived from the combined financial statements of the Company and ICIFC, audited by KPMG. The selected consolidated balance sheet data as of December 31, 1992 was derived from the unaudited financial statements of the Company and ICIFC. The data should be read in conjunction with, and is qualified by reference to, the more detailed information contained in the Financial Statements and Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Quarterly Report on Form 10-Q for the six months ended June 30, 1997, which are incorporated herein by reference. The selected consolidated statement of operations data for the six months ended June 30, 1996 and June 30, 1997 and the balance sheet data as of June 30, 1997 were derived from unaudited consolidated financial statements of the Company and ICIFC which include, in the opinion of management, all adjustments necessary to present fairly, in all material respects, the financial position and results of operations of the Company for the dates and periods presented. The results for the six months ended June 30, 1997, as reported, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

  Prior to Contribution Transaction, the Company's financial statements were prepared based upon the historical operations IWLG, as a division of Southern Pacific Thrift and Loan Association ("SPTL"), a subsidiary of ICII, and include the Company's equity interest in ICIFC, as a division of ICII.

                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          FOR THE SIX MONTHS
                            ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                          -------------------- ----------------------------------
                            1997       1996     1996    1995  1994   1993   1992
                          ---------  --------- ------- ------ ----  ------ ------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Interest income........  $  47,151  $  26,982 $63,673 $2,851 $292  $  767 $  685
 Equity in net income of
  ICI Funding
  Corporation...........      3,703        618     903  1,489  532   4,192  1,254
 Equity in net loss of
  IMH Commercial
  Holdings..............     (1,181)       --      --     --   --      --     --
 Other income...........      1,059        327     593    244   83     320    205
                          ---------  --------- ------- ------ ----  ------ ------
                             50,732     27,927  65,169  4,584  907   5,279  2,144
                          ---------  --------- ------- ------ ----  ------ ------
Expenses:
 Interest on borrowings
  from reverse-
  repurchase............     33,025     19,452  44,144  1,116  --      --     --
 Interest on borrowings
  from SPTL.............        --         --      --     599  127     334    377
 Provision for loan
  losses................      2,375      2,900   4,350    488   95     --     --
 Advisory fee...........      2,828      1,171   3,347     38  --      --     --
 General and
  administrative
  expense...............        965        575   1,449    209  225     197    103
                          ---------  --------- ------- ------ ----  ------ ------
                             39,193     24,098  53,290  2,450  447     531    480
                          ---------  --------- ------- ------ ----  ------ ------
Income before income
 taxes..................     11,539      3,829  11,879  2,134  460   4,748  1,664
Income taxes (benefit)..        --         --      --      76  (30)    234    172
                          ---------  --------- ------- ------ ----  ------ ------
 Net income.............  $  11,539  $   3,829 $11,879 $2,058 $490  $4,514 $1,492
                          =========  ========= ======= ====== ====  ====== ======
 Net income per
  share(1)..............  $    1.20  $    0.85 $  1.98 $ 0.07  --      --     --
                          =========  ========= ======= ====== ====  ====== ======

                                                   AT DECEMBER 31,
                           AT JUNE 30, ----------------------------------------
                              1997       1996     1995    1994   1993    1992
                           ----------- -------- -------- ------ ------- -------
BALANCE SHEET DATA:
Total assets.............. $1,146,712  $972,355 $613,688 $9,365 $13,591 $10,287
Loans held for investment
 and CMO collateral.......    815,682   502,659      --     --      --      --
Finance receivables.......    207,555   362,312  583,021  3,120   8,135   9,022
Investment in ICI Funding
 Corporation..............     22,509     9,896      866  6,335   5,446   1,254
Borrowings from SPTL......        --        --       --   2,511   7,585   8,785
CMO borrowings............    772,481   474,513      --     --      --      --
Borrowings on reverse-
 repurchase agreements....    257,927   357,716  567,727    --      --      --
Total stockholders'
 equity................... $  138,974  $129,191 $ 45,236 $6,853 $ 6,006 $ 1,492

--------
(1) Weighted average shares used in computing net income per share for the six months ended June 30, 1997 and 1996, the year ended December 31, 1996 and for the period from November 20, 1995 through December 31, 1995 were 9,652,034, 4,485,034, 6,008,256 and 4,284,015, respectively.

                            ICI FUNDING CORPORATION
                     (IN THOUSANDS, EXCEPT OPERATING DATA)

                           SIX MONTHS
                         ENDED JUNE 30,         YEAR ENDED DECEMBER 31,
                         --------------- -----------------------------------------
                          1997    1996    1996    1995    1994    1993       1992
                         ------- ------- ------- ------- ------- -------    ------
INCOME STATEMENT DATA:
Revenues:
  Interest income....... $17,164 $17,811 $32,799 $ 1,249 $   --  $   --     $  --
  Gain on sale of loans.   9,097   3,962   7,747   4,135   2,291   5,859     1,155
  Loan servicing income.   1,937     268   1,250   5,159   4,043   1,377     1,131
  Gain on sale of
   servicing rights.....     --      --      --      370   4,188   5,332     2,135
  Other income..........     294     --      --      --      --      --        --
                         ------- ------- ------- ------- ------- -------    ------
                          28,492  22,041  41,796  10,913  10,522  12,568     4,421
                         ------- ------- ------- ------- ------- -------    ------
Expenses:
  Interest on
   borrowings...........  16,034  17,477  31,751   1,785     538     127       --
  General and
   administrative
   expense..............   4,620   2,797   7,154   3,663   6,333   4,507     1,988
  Provision for
   repurchases and loan
   losses...............     417     576     687     --      655     175       249
  Amortization of
   mortgage servicing
   rights...............     949     110     613   2,892   2,070     459       --
                         ------- ------- ------- ------- ------- -------    ------
                          22,020  20,960  40,205   8,340   9,596   5,268     2,237
                         ------- ------- ------- ------- ------- -------    ------
Income before income
 taxes..................   6,472   1,081   1,591   2,573     926   7,300     2,184
Income taxes............   2,732     457     679   1,069     389   3,066       917
                         ------- ------- ------- ------- ------- -------    ------
    Net income.......... $ 3,740 $   624 $   912 $ 1,504 $   537 $ 4,234    $1,267
                         ======= ======= ======= ======= ======= =======    ======
OPERATING DATA (IN
 MILLIONS):
Mortgage loan
 acquisitions (volume).. $   932 $   656 $ 1,542 $ 1,133 $ 1,726 $ 2,149(1) $  929(1)
  Bulk Acquisitions(2)
    Fixed Rate Loans....      28     159     185     --      --      --        --
    Adjustable Rate
     Loans..............     192      95     376     --      --      --        --
  Flow Acquisitions(2)
    Fixed Rate Loans....     596     360     845     --      --      --        --
    Adjustable Rate
     Loans..............     116      42     136     --      --      --        --
Servicing portfolio at
 period-end.............   2,187     857   1,550     512   1,868     950       623

                                                  AT DECEMBER 31,
                         AT JUNE 30, -----------------------------------------
                            1997       1996     1995    1994    1993    1992
                         ----------- -------- -------- ------- ------- -------
BALANCE SHEET DATA:
Total assets............  $238,481   $399,171 $552,631 $12,097 $10,158 $   137
Mortgage loans held for
 sale...................   170,221    334,104  544,275     --      --      --
Residual interests in
 securitizations........    42,032     46,949      --      --      --      --
Mortgage servicing
 rights.................    14,031      8,785      --   11,453   9,551     --
Borrowings (receivable)
 from affiliates........    35,017     54,803      --    5,698   4,657  (1,129)
Borrowings from IWLG....   166,753    327,422  550,291     --      --      --
Total shareholders'
 equity.................    22,736      9,996      875   6,399   5,501   1,267

--------
(1) Represents principal amounts of mortgage loans purchased, excluding premiums and discounts.

(2) Data prior to the Contribution Transaction is not meaningful.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus Supplement and the accompanying Prospectus, the following risk factors and the information under the caption "Risk Factors" in the accompanying Prospectus should be carefully considered in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby.

RISKS REGARDING PURCHASE OF MORTGAGE LOANS FROM PREFERRED

 New Product Offerings May Entail Substantial Risks

  Pursuant to the Preferred Purchase Agreement, the Company has agreed to purchase up to $500.0 million in mortgage loans of which approximately $210.0 million were purchased as of August 25, 1997. The Company has limited experience with the type of mortgage loans originated by Preferred, and there can be no assurance that the return on the Company's investment in these new products will be consistent with the Company's historical financial results.

 Representations and Warranties

  Resale of mortgage loans purchased from Preferred may subject the Company to risk. ICIFC intends to sell or securitize substantially all of the mortgage loans purchased from Preferred. In connection with the issuance of mortgage backed securities by ICIFC, such securities are expected to be non-recourse to ICIFC, except in the case of a breach of the standard representations and warranties made by ICIFC when the mortgage loans are securitized. While ICIFC may have recourse to Preferred for any such breaches, there can be no assurance of Preferred's ability to honor its obligations. ICIFC has generally limited the remedies of such purchasers to the remedies ICIFC receives from Preferred. However, in some cases, the remedies available to a purchaser of mortgage loans from ICIFC may be broader than those available to ICIFC against Preferred and should a purchaser exercise its remedies against ICIFC, ICIFC may not always be able to enforce whatever remedies ICIFC may have against Preferred. Furthermore, even if ICIFC were able to enforce remedies available against Preferred, the effect of such enforcement may be limited by the current financial position and operations of Preferred. There can be no assurance that those sanctions imposed by the DRE or the effect of the settlement with the DOC will not have a material adverse effect on the financial condition and results of operations of Preferred, the effect of which could adversely affect the ability of Preferred to honor its repurchase or indemnity obligations under the Preferred Purchase Agreement.

 Limited Information Regarding Loss and Prepayment History; Lack of Seasoning

  Preferred has had a limited operating history and as a result, Preferred's historical loss and prepayment experience may be of limited relevance in quantifying delinquency, loss, prepayment or other characteristics of these loans. Furthermore, Preferred's mortgage loans represent a relatively new loan product within the consumer finance industry and accordingly the Company cannot rely on the historical experience of other companies issuing a comparable product. Any material change in delinquencies, prepayments and losses from management's assumptions and estimates may adversely affect the Company's financial condition and results of operations including the value of any residual interest retained in any securitization of such loans. The actual performance of such mortgage loans will not be known until sometime in the future.

 Credit Risk Associated with Preferred's Loan Products

  Although mortgage loans originated by Preferred and purchased by the Company under the Preferred Purchase Agreement are secured by real estate, because of the relatively high loan-to-value ("LTV") of said loans, in most cases the value of the underlying collateral will be less than the principal amount of the mortgage loans, and effectively unsecured. The weighted average combined LTV ratio of the approximately $210.0 million of mortgage loans purchased from Preferred is 117.47%. Accordingly, in making underwriting decisions, Preferred relies principally on the creditworthiness of the borrower, rather than the underlying collateral for repayment. Because of the relatively high combined LTV ratios of such mortgage loans and because the mortgage loans are second mortgages giving the Company a position as a subordinate lien holder with respect to the collateral underlying such mortgage loans, the Company is likely to incur a total loss in the event that a customer defaults on its mortgage loan obligations to the Company or to the senior lien holder.

 Credit Risks Associated With Mortgage Loans Not Securitized

  Mortgage loans purchased from Preferred may not be readily securitizeable, or may be securitizeable only after individual mortgage loan portfolio characteristics become apparent over time. To the extent that such mortgage loans are not securitized, the Company must fund such assets with borrowings or internally generated funds and bear the credit risk associated with such assets. The Company's inability ultimately to sell or securitize substantially all of the mortgage loans it purchases from Preferred could have a material adverse effect on the Company's business and results of operations.

 REIT Qualification May be Affected by Mortgage Loans Purchased from Preferred

  ICIFC financed its purchase of mortgage loans from Preferred with a loan from IWLG (the "IWLG Loan") pursuant to a warehouse line of credit provided by IWLG to ICIFC. As a result of the relatively high LTV ratios of the loans purchased by ICIFC from Preferred, at least a portion of the IWLG Loan will not be treated as a Qualified REIT Asset (as defined in the accompanying Prospectus). It is presently expected that the IWLG Loan would cause IMH (including the QRSs, as defined in the accompanying Prospectus) to own securities of one issuer (i.e., ICIFC) that are not Qualified REIT Assets, the value of which exceeds 5% of the total value of IMH's assets (including the assets of the QRSs). Accordingly, unless IMH cures such noncompliance with the 5% asset test prior to September 30, 1997 or within 30 days thereafter, IMH would fail to satisfy the 5% asset test applicable on September 30, 1997 and fail to qualify as a REIT. IMH expects to cure such noncompliance through ICIFC's repayment of the IWLG Loan (with the proceeds from a refinancing of such loan by ICIFC through a third-party lender or from ICIFC's disposition of the Preferred loans) or IWLG's disposition of the IWLG Loan. IMH intends to cure such noncompliance with the 5% asset test on a timely basis, but there can be no assurance that IMH will successfully do so. The opinion of Latham & Watkins regarding IMH's tax status as a REIT described in the accompanying Prospectus relies on a representation from IMH that such noncompliance will be cured prior to October 30, 1997. Refer to the sections entitled "Federal Income Tax Considerations--Taxation of IMH" and "Federal Income Tax Considerations--Failure to Qualify" in the accompanying Prospectus for a summary of the 5% REIT asset test and the consequences of IMH's failure to qualify as a REIT.

RISKS REGARDING PURCHASE OF MORTGAGE LOANS FROM GREENWICH

 Representations and Warranties

  Resale of mortgage loans purchased from Greenwich may subject the Company to risk. ICIFC intends to sell, through bulk whole loans sales conducted by ICIFC, substantially all of the mortgage loans purchased from Greenwich. In connection with such bulk whole loan sales ICIFC expects to enter into agreements that provide for recourse by the purchaser against ICIFC (and, in certain cases, IMH as guarantor) in the event of a breach of representation or warranty made by ICIFC, any fraud or misrepresentation during the mortgage loan origination process or upon early default on such mortgage loans. ICIFC has generally limited the remedies of such purchasers to the remedies ICIFC receives from WSI and Greenwich. However, in some cases, the remedies available to a purchaser of mortgage loans from ICIFC may be broader than those available to ICIFC against WSI or Greenwich, and should a purchaser exercise its remedies against ICIFC, ICIFC may not always be able to enforce whatever remedies ICIFC may have against WSI or Greenwich.

  Furthermore, even if ICIFC were able to enforce remedies available against WSI or Greenwich, the effect of such enforcement may be limited by the current financial position and operations of WSI or Greenwich. Pursuant to the WSI Purchase Agreement, WSI and Greenwich made representations and warranties regarding the mortgage loans. In the event of a breach of their respective representations and warranties, WSI and Greenwich would be responsible for the repurchase of an affected mortgage loan or for indemnifying ICIFC for losses suffered in connection with such loan. According to published reports, WSI financed loans for independent mortgage loan brokers that engaged in fraudulent misconduct in connection with the origination of such mortgage loans. There can be no assurance that the effect of such fraudulent activity will not result in a material adverse effect on the financial condition and results of operations of WSI which would adversely affect its ability to repurchase any mortgage loan or honor any indemnification obligations under the WSI Purchase Agreement.

 Credit Risks Associated With Mortgage Loans Not Sold

  Mortgage loans purchased from WSI may not be readily saleable, or may be saleable only after the individual mortgage loan portfolio characteristics become apparent over time. To the extent that mortgage loans purchased from WSI are not sold, the Company must fund such assets with borrowings or internally generated funds and bears the entire credit risk associated with such assets. The Company's inability ultimately to sell substantially all of the mortgage loans it purchased from WSI would have a material adverse effect on the Company's business and results of operations.

LIQUIDITY NEEDS

  The Company has an ongoing need for capital to finance its lending activities. This need is expected to increase as the value of the Company's mortgage loan originations increases. The Company has financed its activities through warehouse lines of credit and repurchase facilities from financial institutions, equity offerings in the capital markets and securitizations. At June 30, 1997, the Company had warehouse lines of credit and repurchase facilities under which it had available borrowings of approximately $339.2 million and cash and cash equivalents of approximately $11.0 million. While the Company believes that its existing capital resources and cash generated from operations would be sufficient to meet the Company's cash requirements at its historical level of operations, the Company's current heightened level of operations, including but not limited to the capitalization of ICH, the formation of ICMG and bulk loan purchases from each of Preferred and Greenwich, has placed strains on the Company's current cash resources. As a result, in August 1997, IMH entered into a Revolving Credit and Term Loan Agreement with ICH (the "Credit Agreement") pursuant to which IMH may borrow up to an aggregate of $15.0 million until August 1998. Any advances under the Credit Agreement will be evidenced by an unsecured promissory note bearing interest at rates determined at time of each advance. As of August 31, 1997, IMH had an aggregate of $5.9 million outstanding under the Credit Agreement. To the extent that the Company is unable to timely access the capital markets to raise additional financing, the Company may have to curtail its mortgage loan origination and securitization activities which could have a material adverse effect on the Company's financial condition and results of operations.

CONFLICTS OF INTEREST WITH AFFILIATED ENTITIES

 Benefit to Insiders; Interlocking Relationships; Other Considerations

  The Company is subject to conflicts of interest arising from its relationships with ICH, RAI and their officers, directors and affiliates. First, IMH owns a substantial number of shares of ICH's common stock. Second, RAI renders management services to ICH and will be paid certain incentive compensation for each quarter, resulting in a direct benefit to its owners, who are officers or directors of ICH and IMH. Third, ICIFC has entered into a submanagement agreement with RAI pursuant to which ICH will pay ICIFC (through
RAI) for all costs and services under such contract, plus a 15% service charge. Fourth, many of the officers and directors of the Company are officers, directors and owners of IMH, RAI and ICCC.

  RAI oversees the day-to-day operations of ICH, pursuant to a management agreement (the "RAI Management Agreement"). RAI is owned one-third by Joseph
R. Tomkinson, IMH's Vice Chairman of the Board and Chief Executive Officer and ICH's Chairman of the Board and Chief Executive Officer; one-third by William
S. Ashmore, IMH's and ICH's President and Chief Operating Officer; and one-third by Richard J. Johnson, IMH's and ICH's Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Pursuant to the RAI Management Agreement, ICH pays incentive compensation to RAI on a quarterly basis, resulting in a direct benefit to its owners.

  The Company is subject to conflicts of interest arising from its relationship with RAI, and with RAI's affiliates. RAI has interests that may conflict with those of the Company in fulfilling certain of its duties. Specifically, all of the persons who are officers of RAI are also officers or directors of IMH and ICH. In order to utilize the IMH infrastructure, RAI has entered into a submanagement agreement with IMH and ICIFC to provide substantially all of the administrative services required by ICH. IMH owns all of the outstanding shares of non-voting preferred stock of ICIFC, representing 99% of the economic interest in ICIFC, and Messrs. Tomkinson, Johnson and Ashmore own all of the outstanding shares of common stock of ICIFC, representing 1% of the economic interest. Each of the persons who are officers of ICIFC has modified his or her employment agreement with ICIFC to allow him or her to become an officer of RAI (and of ICH and ICCC). RAI has agreed to cause each of its officers to devote as much of his or her time to the operations of ICH as is necessary. ICH will reimburse RAI, who will reimburse ICIFC, on a dollar for dollar basis, for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by ICIFC, plus a 15% service charge. ICH will reimburse RAI for expenses incurred by RAI, plus a service charge of 15% on all expenses owed by RAI to ICIFC for costs and services under the submanagement agreement with ICIFC and RAI will pay all such third parties on a dollar for dollar basis for the aforementioned amounts received by it from the ICH; no such 15% service charge will be paid to third party service providers other than ICIFC. For the first three years of the RAI Management Agreement, there will be a minimum amount of $500,000 (including the 15% service charge) payable by ICH in connection with services provided and expenses incurred by RAI and payable by RAI to ICIFC. After the third year, ICH will only be responsible for reimbursing expenses and services provided, plus the 15% service charge for amounts due to ICIFC. RAI's officers are expected to devote the majority of their time and effort towards the management and operations of IMH and ICIFC. Should the operations of ICH and ICCC and those of the Company require immediate attention or action by RAI or any of its officers, there can be no assurance that the officers of RAI will be able to properly allocate sufficient time to the operations of the Company. The failure or inability of the Company's officers and directors to provide the services required of them under their respective employment agreements or any other agreements or arrangements with the Company could have a material adverse effect on the Company's business and results of operations.

  Many of the affiliates of IMH, RAI and ICIFC have interlocking executive positions and share common ownership. Joseph R. Tomkinson, IMH's Vice Chairman of the Board and Chief Executive Officer and ICIFC's Chief Executive Officer and a Director, is the Chief Executive Officer and Chairman of the Board of ICH, a one-third owner of RAI, an owner of one-third of the common stock of ICIFC, and an owner of 25% of the common stock of ICCC. William S. Ashmore, IMH's President, Chief Operating Officer and a Director and ICIFC's President and a Director, is the President and Chief Operating Officer of ICH, a one-third owner of RAI, an owner of one-third of the common stock of ICIFC, and an owner of 25% of the common stock of ICCC. Richard J. Johnson, IMH's and ICIFC's Senior Vice President, Chief Financial Officer, Treasurer and Secretary, and a Director of ICIFC, is a Senior Vice President, Chief Financial Officer, Treasurer and Secretary of ICH, a one-third owner of RAI, an owner of one-third of the common stock of ICIFC, and a 25% owner of the common stock of ICCC. Mary C. Glass-Schannault, IMH's and ICIFC's Senior Vice President, is a Senior Vice President of ICH. Each of James Walsh, Frank P. Filipps and Stephan R. Peers, Directors of IMH, are Directors of ICH. In addition, as owners of all of the outstanding shares of voting stock of ICIFC, Messrs. Tomkinson, Ashmore, and Johnson, have the right to elect all directors of ICIFC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of ICIFC is required. Ownership of 100% of the common stock of ICIFC entitles the owners thereof to an aggregate of 1% of the economic interest in ICIFC.

 Effect of Non-Compete Agreement

  The Company's operations may be affected by the activities of ICH and ICCC. Pursuant to a non-compete agreement (the "Non-Compete Agreement") among IMH, ICIFC, ICH and ICCC, effective as of August 8, 1997, for a period of the earlier of nine months from August 1997 or the date upon which ICH accumulates (for investment or sale) $300.0 million of commercial mortgages and/or commercial mortgage-backed securities ("CMBSs"), neither IMH nor ICIFC will originate or acquire any commercial mortgages or CMBSs; however, the Non-Compete Agreement shall not preclude IMH (either directly or through ICIFC) from purchasing any commercial mortgages or CMBSs as permitted under the Right of First Refusal Agreement (as that term is defined below). After the termination of the Non-Compete Agreement, and subject to the Right of First Refusal Agreement, the Company, as a mortgage REIT, and ICIFC, may compete with the operations of ICH.

 Effect of Right of First Refusal Agreement

  It is anticipated that RAI will act as the Manager for other REITs, some of which may have been or will be affiliated with the Company, ICH, or their respective conduit operations (an "Affiliated REIT"). In such an event, any Affiliated REIT utilizing RAI as its Manager may be in competition with the Company. RAI, ICH, ICCC, IMH and ICIFC have entered into a ten-year right of first refusal agreement (the "Right of First Refusal Agreement"). It is expected that any Affiliated REIT utilizing RAI as its Manager will become a party to the Right of First Refusal Agreement, but such event is outside the control of the Company and there can be no assurance that any or all Affiliated REITs will actually become parties to the Right of First Refusal Agreement. Pursuant to this Agreement, RAI has agreed that any mortgage loan or mortgage-backed security investment opportunity (an "Investment Opportunity") which is offered to it on behalf of either the Company, ICH or any Affiliated REIT will first be offered to that entity (the "Principal Party") whose initial primary business as described in its initial public offering documentation (the "Initial Primary Business") most clearly aligns with such Investment Opportunity. In addition, both IMH and ICIFC on the one hand and ICH and ICCC on the other have agreed that any Investment Opportunity offered to either of them which falls outside the scope of its Initial Primary Business shall be offered to the Principal Party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to RAI, RAI will make an independent evaluation of which REIT's business is more greatly enhanced by such Investment Opportunity. Should all of said REITs decline such Investment Opportunity, RAI may offer the investment opportunity to any third party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to a REIT which is a party to the Right of First Refusal Agreement, said REIT shall then be free to pursue the Investment Opportunity. In such an event there can be no assurance that the Company will be able to take advantage of any such Investment Opportunity or that any competitive activity of ICH, or any Affiliated REIT will not adversely affect the Company's operations. In addition, the Company may become further prejudiced by the Right of First Refusal Agreement to the extent that the Company desires to pursue or pursues a business outside its Initial Primary Business.

RISKS OF INVESTMENT IN ICH

  As of August 31, 1997, IMH owned 719,789 shares of ICH Common Stock and 674,211 shares of ICH non-voting Class A Common Stock which are convertible into an equivalent number of shares of ICH Common Stock. IMH's investment in ICH is recorded on the Company's financial statements in "Investment in IMH Commercial Holdings, Inc." Of the net income or loss of ICH, 17.4% is recognized on a pre-tax basis in the Company's financial statements. Any such recognized net loss may adversely affect the Company's ability to conduct future activities under borrowing facilities. As an originator of mortgage loans, each of ICH and/or ICCC is or may be subject to many of the same risks applicable to IMH and ICIFC. In addition, as an originator of commercial mortgages, each of ICH and/or ICCC is or may be specifically subject to additional risks relating to the following:

 Limited History of Operations of Limited Relevance in Predicting Future Performance

  Since each of ICH and ICCC recently commenced operations in 1997, their historical performance may be of limited relevance in predicting future performance. In addition, the commercial mortgages purchased to date by ICH have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of ICH's commercial mortgages to date may not be indicative of future results. It is unlikely that ICH will be able to maintain delinquency and loan loss ratios at their present levels as the portfolio grows and becomes more seasoned. ICH intends to pursue a growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to expand its operations. These plans require additional personnel and assets and there can be no assurance that ICH will be able to successfully expand and operate its expanded operations profitably. Also, ICII recently formed a REIT to conduct operations similar to those of ICH. There can be no assurance that competition from this entity will not adversely affect the operations of ICH.

 Competition in the Commercial Mortgage Industry May Adversely Affect ICH's Operations

  Other multifamily residences, self-storage facilities, retail shopping facilities, office buildings and combination warehouse/industrial facilities located in the areas of the mortgaged properties securing ICH's commercial mortgages will compete with the mortgaged properties of such types to attract residents, retail correspondents, tenants and customers. Increased competition could adversely affect income from, and the market value, of the mortgaged properties. In addition, the business conducted at each mortgaged property may face competition from other industries and industry segments.

 Originating and Investing in Commercial Mortgages May Entail Substantial
Risks

  ICH makes long-term investments in commercial mortgages. Accordingly, during the time it holds commercial mortgages for investment, ICH is subject to risks of borrower defaults, bankruptcies and losses that are not covered by insurance (such as those occurring from earthquakes or floods). Commercial mortgage lending is generally viewed as exposing the lender to a greater risk of loss than residential mortgage lending in part, because it typically involves larger loans to single borrowers or groups of related borrowers than residential mortgage loans. Further, the repayment of commercial mortgages secured by income-producing properties is typically dependent upon the tenants ability to meet its obligations under the lease relating to such property, which in turn depends upon profitable operation of the related property. Furthermore, the value of commercial mortgages may be adversely affected due to characteristics of underlying commercial properties and facilities.

 Balloon Payment at Maturity and Extension Maturity Increases Lender Risks

  It is expected that a substantial percentage of ICH's commercial mortgages will have a balloon payment due for each such commercial mortgage at its respective maturity date. Commercial mortgages with balloon payments involve a greater risk to a lender than self-amortizing loans, because the ability of a borrower to pay such amount will normally depend on its ability to fully refinance the commercial mortgage or sell the related property at a price sufficient to permit the borrower to make the balloon payments. The ability of a borrower to effect a refinancing or sale will be affected by a number of factors, including, without limitation, the value of the related property, the level of available mortgage interest rates at the time of refinancing, the related borrower's equity in the property, the financial condition and operating history of the borrower and the related property, the strength of the commercial and multifamily real estate markets, tax laws, and prevailing general economic conditions.

 Environmental Risks May Adversely Affect Value of Underlying Commercial
Mortgages

  Contamination of real property may give rise to a lien on that property to assure payment of the cost of clean-up or, in certain circumstances, may result in liability to the lender for that cost. Such contamination may also reduce the value of the property. Environmental clean-up costs may be substantial. It is possible that such costs could become a liability of ICH reducing the return to holders of its Common Stock if such remedial costs were incurred.

SHARES ELIGIBLE FOR FUTURE SALE

  Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of the Common Stock. Of the 13,535,870 shares of Common Stock to be outstanding after the Offering (based on the amount of shares outstanding on September 22, 1997), approximately 40,000 shares are restricted in nature and are currently saleable pursuant to Rule 144.

  Additionally, as of August 30, 1997, there are outstanding (i) stock options for 195,000 shares of Common Stock, which have been granted at a per share exercise price of $11.25 per share, to executive officers and

Directors of the Company or of the Manager, none of which, except in the event of a change of control of the Company, are exercisable until November 1998;
(ii) stock options for an additional 86,500 shares of Common Stock have been granted to officers and employees of ICIFC at a per share exercise price of $20.625, none of which, except in the event of a change of control of the Company, is exercisable until September 1997; (iii) stock options for 90,000 shares of Common Stock have been issued to executive officers of IMH at an exercise price of $23.125 per share, none of which, except in the event of a change of control of the Company, is exercisable until January 1998 and (iv) stock options for 10,000 shares of Common Stock have been granted to an employee of ICIFC at an exercise price of $25.563, none of which, except in the event of a change of control of the Company is exercisable until July 1998. An additional 314,500 shares of Common Stock are reserved for future issuance pursuant to the Company's Stock Option Plan. The Company has registered under the Securities Act all shares reserved for issuance pursuant to the Company's Stock Option Plan. Additional shares of Common Stock may be issued to ICII pursuant to the termination of the Management Agreement. It is expected that such shares, if issued, will be freely tradeable.

                              OPERATING STRATEGY

 GENERAL

  The Company believes that a structural change has occurred in the mortgage banking industry which has increased demand for higher yielding non-conforming mortgage loans. This change has been caused by a number of factors, including:
(1) investors' demand for higher yielding assets due to historically low interest rates over the past few years; (2) increased securitization activity by the investment banking industry of high-yielding non-conforming mortgage loans; (3) quantification and development of standardized credit criteria by credit rating agencies for securities backed by non-conforming mortgage loans;
(4) increased competition in the securitization industry, which has reduced borrower interest rates and fees, thereby making non-conforming mortgage loans more affordable; and (5) the end of the refinance "boom" of 1992 and 1993, which has caused many mortgage banks, attempting to sustain origination volume, to seek out non-conforming mortgage loan product.

  The Company's strategy is to take advantage of the increased demand for non-conforming mortgage loans through ICIFC's network of correspondents, which sell non-conforming mortgage loans to ICIFC for resale or securitization. The Company's strategic objective is to exploit the structural changes in the non-conforming mortgage loan market through the Conduit Operations and to invest in the non-conforming mortgage loans and mortgage-backed securities originated and created by the Conduit Operations. Management believes that the Long-Term Investment Operations complements the Conduit Operations by providing ICIFC with a reliable investor for a portion of its loan sales and securitizations while ICIFC supports the Long-Term Investment Operations by providing non-conforming mortgage loans and securities backed by non-conforming mortgage loans. The Company believes the Warehouse Lending Operations provides synergies with the Company's other operations because it provides funding to the Conduit Operations and extends the scope of the Company's relationships with certain of its correspondents.

  The Company purchases mortgage assets through its network of correspondents and through bulk purchases, and invests a substantial portion of its long-term investment portfolio in, non-conforming mortgage loans because management believes that non-conforming mortgage loans provide an attractive net income earnings profile and produce higher yields without commensurately higher credit risks, when compared with conforming mortgage loans. Although a substantial majority of the non-conforming loans purchased by the Conduit Operations are "A" and "A-" grade mortgage loans, the Company's strategy includes the purchase of some "B" and "C" grade mortgage loans. At June 30, 1997, 75.8% of IMH's mortgage loans held for investment and CMO collateral were conforming, non-conforming "A" grade and non-conforming "A-" grade mortgage loans, as defined by the Company, which may be subject to higher rates of prepayment than lesser credit grades of non-conforming loans. In addition, management estimates that a substantial majority of the mortgage loans underlying the Company's $9.7 million of "interest-only" and "principal only" securities included in its investment securities available for sale at June 30, 1997, were non-conforming "A" grade and non-conforming "A-" grade mortgage loans. Management estimates that at June 30, 1997, less than 25% of the loans held as CMO collateral, held for long-term investment or which are included in securitizations in which IMH holds subordinated interests are "B" and "C" grade mortgage loans, as defined by the Company. In general, "B" and "C" grade mortgage loans are residential mortgage loans made to borrowers with lower credit ratings than borrowers of "A" grade mortgage loans, and are normally subject to greater frequency of losses and delinquency. As a result, "B" and "C" grade mortgage loans normally bear a higher rate of interest and higher fees.

  Management believes that IMH's tax and corporate structure as a REIT provides it with an advantage over other financial institutions and mortgage banking competitors. As a REIT, IMH can generally pass through qualifying earnings as dividends to stockholders without federal income tax at the corporate level. Thus, the Company expects to be able to pay higher annual dividends than traditional mortgage financial institutions, which are subject to federal income tax. In addition, management believes that the Company provides a more attractive method of investing in mortgages than regulated financial institutions because the Company is not subject to most of the federal and state regulations imposed upon insured financial institutions, and therefore, does not incur their related costs.

FUNDING

 Long-Term Investment Operations

  The Long-Term Investment Operations is principally financed through the issuance of CMOs and borrowings under reverse repurchase agreements.

  Collateralized Mortgage Obligations. The following table sets forth the CMOs issued by the Company for the six months ended June 30, 1997:

   ISSUE DATE                            ISSUANCE NAME           ISSUANCE AMOUNT
   ----------                            -------------           ---------------
                                                                  (IN MILLIONS)
   May 1997................... Imperial CMB Trust, Series 1997-1     $348.1

  The Company issues CMOs secured by mortgage loans as a means of financing a portion of its Long-Term Investments Operations. The decision to issue CMOs is based on the Company's current and future investment needs, market conditions and other factors. For accounting and tax purposes, the mortgage loans financed through the issuance of CMOs are treated as assets of the Company, and the CMOs are treated as debt of the Company. Each CMO issue is fully payable from the principal and interest payments on the underlying mortgage loans collaterizing such debt, any cash or other collateral required to be pledged as a condition to receiving the desired credit rating on the debt, and any investment income on such collateral. The Long-Term Investment Operations earns the net interest spread between the interest income on the mortgage loans securing the CMOs and the interest and other expenses associated with the CMO financing. The net interest spread may be directly impacted by the levels of prepayment of the underlying mortgage loans and, to the extent each CMO class has variable rates of interest, may be affected by changes in short-term interest rates.

  Reverse Repurchase Agreements. A reverse repurchase agreement, although structured as a sale and repurchase obligation, acts as a financing vehicle under which the Company effectively pledges its mortgage loans and mortgage securities as collateral to secure a short-term loan. Generally, the other party to the agreement makes the loan in an amount equal to a percentage of the market value of the pledged collateral. At the maturity of the reverse repurchase agreement, the Company is required to repay the loan and correspondingly receives back its collateral. Under reverse repurchase agreements, the Company retains the incidents of beneficial ownership, including the right to distributions on the collateral and the right to vote on matters as to which certificate holders vote. Upon a payment default under such agreements, the lending party may liquidate the collateral. The Company's borrowing agreements require the Company to pledge cash, additional mortgage loans or additional securities backed by mortgage loans in the event the market value of existing collateral declines. To the extent that cash reserves are insufficient to cover such deficiencies in collateral, the Company may be required to sell assets to reduce its borrowings. The Company has obtained financings with three different third-party lenders, at interest rates that are consistent with its financing objectives, and has established a $250.0 million committed financing facility with one lender under which the lender would be required to enter into new reverse repurchase agreements as needed by the Company during a specified period of time.

  Other Mortgage-Backed Securities. As an additional alternative for the financing of its Long-Term Investment Operations, the Company may issue other mortgage-backed securities, if, in the determination of the Company, the issuance of such other securities is advantageous. In particular, mortgage pass-through certificates representing an undivided interest in pools of mortgage loans formed by the Company may prove to be an attractive vehicle for raising funds.

  Credit Agreement. In August 1997, IMH entered into the Credit Agreement pursuant to which IMH may borrow up to an aggregate of $15.0 million until August 1998. Any advances under the Credit Agreement will be evidenced by an unsecured promissory note bearing interest rates determined at the time of each advance. As of August 31, 1997, IMH had an aggregate of $5.9 million outstanding under the Credit Agreement.

 Conduit Operations

  The Conduit Operations primarily uses a warehouse line of credit from IWLG and equity to finance the acquisition of mortgage loans from correspondents and other sellers. When a sufficient volume of mortgage loans with similar characteristics has been accumulated, generally $100.0 million to $300.0 million, ICIFC will securitize them through the issuance of mortgage-backed securities in the form of a REMIC or resell them in bulk whole loan sales. The period between the time ICIFC commits to purchase a mortgage loan and the time it sells or securitizes such mortgage loan generally ranges from 10 to 90 days, depending on certain factors, including the length of the purchase commitment period, the loan volume by product type and the securitization process. "REMIC" means serially maturing debt securities secured by a pool of mortgage loans, the payments on which bear a relationship to the debt securities and the issuer of which qualifies as a Real Estate Mortgage Investment Conduit as defined under Section 860D of the Internal Revenue Code of 1986, as amended.

  Any decision by ICIFC to form REMICs or to sell the loans in bulk is influenced by a variety of factors. REMIC transactions are generally accounted for as sales of the mortgage loans and can eliminate or minimize any long-term residual investment in such loans. REMIC securities consist of one or more classes of "regular interests" and a single class of "residual interest." The regular interests are tailored to the needs of investors and may be issued in multiple classes with varying maturities, average lives and interest rates. These regular interests are predominantly senior securities but, in conjunction with providing credit enhancement, may be subordinated to the rights of other regular interests. The residual interest represents the remainder of the cash flows from the mortgage loans (including, in some instances, reinvestment income) over the amounts required to be distributed to the holders of the regular interests. In some cases, the regular interests may be structured so that there is no significant residual cash flow, thereby allowing ICIFC to sell its entire interest in the mortgage loans. As a result, in some cases, all of the capital originally invested in the mortgage loans by the Company is redeployed in the Conduit Operations. REMICs created by the Conduit Operations are structured so that one or more of the classes of such securities are rated investment grade by at least one nationally recognized rating agency.

  As part of its operations, ICIFC may retain regular and residual interests in REMIC securities on a short-term or long-term basis. In the six months ended June 30, 1997, ICIFC issued $560.4 million in REMIC securities backed by $571.9 million of principal balance mortgage loans. The following table sets forth the REMIC securities issued by the Conduit Operations for the six months ended June 30, 1997:

   ISSUE DATE                       ISSUANCE NAME               ISSUANCE AMOUNT
   ----------                       -------------               ---------------
                                                                 (IN THOUSANDS)
   March 1997........ ICIFC Secured Assets Corp., Series 1997-1     $275.4
   June 1997......... ICIFC Secured Assets Corp., Series 1997-2     $285.0

  IWLG provides a $600.0 million warehouse line of credit to ICIFC. The ICIFC warehouse line balance outstanding on IWLG's balance sheet is structured to qualify under the REIT asset tests and to generate income qualifying under the 75% gross income test. The terms of the warehouse line are based on Bank of America's prime rate with advance rates between 90% and 98% of the fair value of the mortgage loans outstanding.

 Warehouse Lending Operations

  At June 30, 1997, IWLG had $685.2 million of warehouse lines of credit available to 19 borrowers, of which $207.8 million was outstanding thereunder, including $166.8 million outstanding to ICIFC. IWLG finances its Warehouse Lending Operations through reverse repurchase agreements and equity. The terms of IWLG's warehouse lines of credit, including the amount, are determined based upon the financial strength, historical performance and other qualifications of the borrower. At June 30, 1997, IWLG had entered into repurchase facilities with three investment banks.

                          CERTAIN RECENT TRANSACTIONS

ARRANGEMENTS WITH ICH

  In February 1997, the Company incorporated ICH, a specialty commercial property finance company which will elect to be taxed as a REIT. ICH purchases, sells and securitizes commercial mortgage loans and invests in such mortgage loans and securities backed by such loans. In connection with the organization of ICH and its initial public offering in August 1997, the Company capitalized ICH with $15.0 million and currently holds 719,789 shares of ICH common stock representing 9.8% of the outstanding shares of common stock from which it expects to receive dividend income, and 674,211 shares of ICH's non-voting Class A Common Stock, which are convertible into an equivalent amount of shares of common stock.

  The oversight of the day-to-day operations of ICH is conducted by RAI pursuant to the RAI Management Agreement. The officers of RAI, Joseph R. Tomkinson, William S. Ashmore, Richard J. Johnson and Mary C. Glass-Schannault, are also officers of IMH and ICIFC. RAI is owned one-third by Joseph R. Tomkinson, IMH's Vice Chairman of the Board and Chief Executive Officer, ICH's Chairman of the Board and Chief Executive Officer, one-third by William S. Ashmore, IMH's and ICH's President and Chief Operating Officer and a Director of IMH, and one-third by Richard J. Johnson, IMH's and ICH's Senior Vice President, Chief Financial Officer, Treasurer and Secretary.

  In order to utilize the Company's infrastructure, RAI entered into a submanagement agreement with ICIFC and IMH, pursuant to which IMH and ICIFC will provide substantially all of the administrative services required by ICH including facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable, and other services as RAI deems necessary.

  Each of Messrs. Tomkinson, Ashmore and Johnson and Mrs. Glass-Schannault has modified his or her employment agreement with ICIFC to allow him or her to become an officer of RAI (and of ICH and ICCC). However, such officers are expected to devote the majority of their time and effort towards the management and operations of IMH and ICIFC. RAI has agreed to cause each of its officers to devote as much of his or her time to the operations of ICH as is necessary. ICH will reimburse RAI, who will reimburse ICIFC, on a dollar for dollar basis (including the service charge referenced below), for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by ICIFC, plus a 15% service charge. ICH will reimburse RAI for expenses incurred by RAI, plus a service charge of 15% on all expenses owed by RAI to ICIFC for costs and services under any submanagement agreement between ICIFC and RAI will pay all such third parties on a dollar for dollar basis for the aforementioned amounts received by it from ICH; no such 15% service charge will be paid to third party service providers other than ICIFC. For the first three years of the RAI Management Agreement, there will be a minimum amount of $500,000 (including the 15% service charge) payable by ICH in connection with services provided and expenses incurred by RAI and payable by RAI to ICIFC. After the third year, ICH will only be responsible for reimbursing expenses and services provided, with the 15% service charge for amounts due to ICIFC. However, such officers are expected to devote the majority of their time and effort towards the management and operations of IMH and ICIFC. Should the operations of ICH and ICCC and those of the Company require immediate attention or action by RAI or any of its officers, there can be no assurance that the officers of RAI will be able to properly allocate sufficient time to the operations of the Company. The failure or inability of the Company's officers and directors to provide the services required of them under their respective employment agreements or any other agreements or arrangements with the Company would have a material adverse effect on the Company's business.

  Non-Competition Agreement. ICIFC and IMH entered into the Non-Compete Agreement with ICH, effective as of August 8, 1997, under which neither IMH nor ICIFC will originate or acquire any commercial mortgages or CMBSs for a period of the earlier of nine months from August 1997 or the date upon which ICH accumulates (for investment or sale) $300.0 million of commercial mortgages and/or CMBSs. However, the Non-Compete Agreement does not preclude IMH (either directly or through ICIFC) from purchasing any commercial mortgages or CMBSs as permitted under the Right of First Refusal Agreement. After the termination of the Non-Compete Agreement, and subject to the Right of First Refusal Agreement, IMH, as a mortgage REIT, and ICIFC, may compete with the operations of ICH.

  Right of First Refusal Agreement. It is anticipated that RAI will act as the Manager for other REITs, some of which may have been or will be Affiliated REITs. In such an event, any Affiliated REIT utilizing RAI as its Manager may be in competition with the Company. RAI, ICH, ICCC, IMH and ICIFC have entered into the ten-year Right of First Refusal Agreement. It is expected that any Affiliated REIT utilizing RAI as its Manager will become a party to the Right of First Refusal Agreement, but such event is outside the control of the Company and there can be no assurance that any or all Affiliated REITs will actually become parties to the Right of First Refusal Agreement. Pursuant to the Right of First Refusal Agreement, RAI has agreed that any Investment Opportunity which is offered to it on behalf of either IMH, ICH or any Affiliated REIT will first be offered to the Principal Party whose Initial Primary Business most clearly aligns with such Investment Opportunity. In addition, both IMH and ICIFC on the one hand and ICH and ICCC on the other have agreed that any Investment Opportunity offered to either of them which falls outside the scope of its Initial Primary Business should be offered to the Principal Party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to RAI, RAI will make an independent evaluation of which REIT's business is more greatly enhanced by such Investment Opportunity. Should all of said REITs decline such Investment Opportunity, RAI may offer the Investment Opportunity to any third party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to a REIT which is a party to the Right of First Refusal Agreement, said REIT shall then be free to pursue the Investment Opportunity. In such an event there can be no assurance that the Company will be able to take advantage of any such Investment Opportunity or that any competitive activity of ICH, ICCC or any Affiliated REIT will not adversely affect the Company's operations. In addition, the Company may become further prejudiced by the Right of First Refusal Agreement to the extent that the Company desires to pursue or pursues a business outside its Initial Primary Business.

  Credit Agreement. In August 1997, IMH entered into the Credit Agreement with ICH pursuant to which IMH may borrow up to an aggregate of $15 million until August 1998. Any advances under the Credit Agreement will be evidenced by an unsecured promissory note bearing interest rates determined at the time of each advance. As of August 31, 1997, IMH had an aggregate of $5.9 million outstanding under the Credit Agreement.

OTHER MATTERS

  In August 1997, the Company purchased $80.2 million of non-conforming residential mortgage loans pursuant to the WSI Purchase Agreement with WSI, of which James Walsh, a Director of the Company, is Executive Vice President, and with Greenwich. See "Recent Developments--Purchase of Mortgage Loans from Greenwich Capital Financial Products, Inc."

  In June 1997, IMH canceled debt in the amount of $9.0 million owed to IMH by ICIFC. Of the canceled amount, $8.91 million was contributed as a contribution to Preferred Stock and $90,000 was contributed on behalf of ICIFC's common shareholders, Messrs. Tomkinson, Ashmore and Johnson so as to maintain their 1% economic interest.

                             SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the sale of an aggregate of 170,094 shares of Common Stock by the Selling Stockholders:

                                      NUMBER OF      NUMBER OF      NUMBER OF
                                    SHARES OWNED   SHARES OFFERED  SHARES OWNED
                                   BEFORE OFFERING     HEREBY     AFTER OFFERING
                                   --------------- -------------- --------------
Imperial Credit Industries, Inc..       82,363         82,363            --
Southern Pacific Thrift & Loan
 Association.....................       50,000         50,000            --
Imperial Credit Advisors, Inc....       37,731         37,731            --
                                       -------        -------        -------
  Total..........................      170,094        170,094            --
                                       =======        =======        =======

  ICII and SPTL received their shares of Common Stock pursuant to the Contribution Transaction and ICAI received its shares of Common Stock from ICII pursuant to a subsequent transfer. ICAI, a wholly-owned subsidiary of ICII, is the Manager of the Company pursuant to the Management Agreement and ICAI and ICII have entered into a submanagement agreement in connection therewith. H. Wayne Snavely, Chairman of the Board of IMH, is Chairman of the Board of each of ICII, SPTL and ICAI. Joseph R. Tomkinson, Vice Chairman of the Board of IMH, is a Director of ICII.

                       FEDERAL INCOME TAX CONSIDERATIONS
                          TO HOLDERS OF COMMON STOCK

  The following summary of certain federal income tax considerations to holders of Common Stock is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of Common Stock will vary depending on his or her particular situation, and this summary does not purport to deal with all aspects of taxation that may be relevant to prospective purchasers of Common Stock in light of such purchasers' particular investment or tax circumstances, or to certain types of purchasers subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, certain financial institutions, broker-dealers, stockholders holding Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations (except to the extent discussed under the heading "--Taxation of Tax-Exempt Stockholders"), or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to prospective purchasers of Common Stock.

  This discussion does not address any aspects of federal income taxation to IMH relating to its election to be taxed as a real estate investment trust. A summary of certain federal income tax considerations to IMH is provided in the Prospectus.

  The discussion set forth below assumes that IMH qualifies as a REIT under the Code. If in any taxable year IMH were to fail to qualify as a REIT, IMH would not be allowed a deduction for dividends paid to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. As a result, the funds available for distribution to IMH's stockholders would be reduced.

  PROSPECTIVE PURCHASERS SHOULD REFER TO THE PROSPECTUS FOR A SUMMARY OF THE FEDERAL INCOME TAX CONSIDERATIONS TO IMH OF ITS ELECTION TO BE TAXED AS A REIT. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

  As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) is a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

  As long as IMH qualifies as a REIT, distributions made by IMH out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations. Distributions made by IMH that are properly designated by IMH as capital gain dividends will be taxable to taxable U.S. Stockholders as gain (to the extent that they do not exceed IMH's actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for more than one year, without regard to the period for which a U.S. Stockholder has held his shares of Common Stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that IMH makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Common Stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gains (and in the case of a U.S. Stockholder who is an individual, long-term capital gains if the shares have been held for more than eighteen months, mid-term capital gains if the shares have been held for more than one year but not more than eighteen months, or short-term capital gains if the shares have been held for one year or less), provided that the shares have been held as a capital asset. IMH will notify stockholders at the end of each year as to the portions of the distributions which constitute ordinary income, net capital gain or return of capital. Dividends declared by IMH in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by IMH and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by IMH on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of IMH.

  If IMH elects to retain, rather than distribute as a capital gain dividend, its net long-term capital gains, IMH would pay tax on such retained net long-term capital gains. In addition, for tax years of IMH beginning on or after January 1, 1998, to the extent designated by IMH, a U.S. Stockholder generally would (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of IMH's taxable year falls (subject to certain limitations as to the amount so includable), (ii) be deemed to have paid the capital gains tax imposed on IMH on the designated amounts included in such U.S. Stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its shares of Common Stock by the difference between the amount of such includable gains and the tax deemed to have been paid by it, and (v) in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Service.

  Distributions made by IMH and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by IMH (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the maximum capital gains rate by the amount of such gain with respect to such Common Stock.

  Upon any sale or other disposition of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any other property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and, in the case of a U.S. Stockholder who is an individual, will be mid-term or long-term gain or loss if such shares have been held for more than one year or eighteen months, respectively. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from IMH which were required to be treated as long-term capital gains.

  IMH has not acquired and does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, could generate excess inclusion income taxable to the REIT's stockholders in proportion to the dividends received from the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder of a REIT holding a residual interest in a REMIC is a tax-exempt entity, the excess inclusion income is fully taxable to such stockholder as unrelated business taxable income. If allocated to a Non-U.S. Stockholder (as defined below), the excess inclusion income is subject to federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Potential investors, and in particular, tax-exempt entities, are urged to consult with their tax advisors concerning this issue. A REIT, rather than its stockholders, will be taxed (at the highest corporate tax rate) on the amount of excess inclusion income for the taxable year allocable to shares of Common Stock held by disqualified organizations

(generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations).

  IMH (either directly or through its QRSs) has financed and intends to continue to finance the acquisition of mortgage assets by entering into reverse repurchase agreements (which are essentially loans secured by IMH's mortgage assets), CMOs or other secured lending transactions. If the Service were to successfully take the position that such transactions result in IMH having issued debt instruments (i.e., the reverse repurchase agreements, CMOs or other secured loans) with differing maturity dates secured by a pool of mortgage loans, IMH or either of the QRSs could be treated, in whole or in part, as a taxable mortgage pool. In this case, a portion of IMH's income could be characterized as excess inclusion income which would subject stockholders (or IMH, to the extent Common Stock is held by disqualified organizations) to the tax treatment described above with respect to residual interests in REMICs. IMH intends to take the position that its existing arrangements do not create a taxable mortgage pool or excess inclusion income. In the absence of any definitive authority on this issue, there can be no assurance regarding whether IMH's reverse repurchase agreements, CMOs or other secured loans will not cause IMH to realize excess inclusion income.

WITHHOLDING

  IMH will report to its U.S. Stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide IMH with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, IMH may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to IMH.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

  Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account (IRA) or a 401(k) plan, that holds Common Stock as an investment will not be subject to tax on dividends paid by IMH. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its dividends from the Common Stock will be subject to tax. In addition, under some circumstances certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of IMH's outstanding stock, including Common Stock, could be subject to tax on a portion of their Common Stock dividends even if their Common Stock is held for investment and is not treated as acquired with borrowed funds. The ownership limit set forth in the Company's Charter with respect to the Company's capital stock, however, should prevent this result. Tax-exempt investors may also be subject to tax on distributions from IMH to the extent IMH has excess inclusion income. See "--Taxation of Taxable U.S. Stockholders."

TAXATION OF NON-U.S. STOCKHOLDERS

  The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of Common Stock by persons that are not U.S. Stockholders ("Non-U.S. Stockholders"). In general, Non-U.S. Stockholders may be subject to special tax withholding requirements on distributions from IMH and with respect to their sale or other disposition of Common Stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Stockholder's country. A Non-U.S. Stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with IMH in order to claim such treatment. Non-U.S. Stockholders should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of IMH's Common Stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, IMH.

                                 UNDERWRITING

  Under the terms of and subject to the conditions of the Underwriting Agreement (the "Underwriting Agreement") the Underwriters named below (the "Underwriters") have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite the respective name of such Underwriters below:

                                                                      NUMBER OF
                UNDERWRITER                                            SHARES
                -----------                                           ---------
     PaineWebber Incorporated ....................................... 1,190,000
     Oppenheimer & Co., Inc. ........................................   850,000
     Stifel, Nicolaus & Company, Incorporated .......................   765,000
     EVEREN Securities, Inc. ........................................   595,000
                                                                      ---------
       Total......................................................... 3,400,000
                                                                      =========

  In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement (other than those covered by the over-allotment option described below), if any shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company and the Selling Stockholders have been advised that the Underwriters propose to offer the shares in part to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers (who may include Underwriters) at such price less a concession not in excess of $0.82 per share, and that the Underwriters and such dealers may reallow to certain dealers a discount not in excess of $0.10 per share. After commencement of the public offering, the public offering price, concessions to selected dealers and the discount to other dealers may be changed by the Underwriters.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus Supplement, 510,000 additional shares of Common Stock. The Underwriters may exercise such option only to cover over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such option shares as it was obligated to purchase pursuant to the Underwriting Agreement.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments which the Underwriters may be required to make in respect thereof.

  The Company and certain executive officers and Directors of the Company have agreed with the Underwriters that, for a period of 90 days following the commencement of this Offering, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquire such shares (other than pursuant to employee or dividend reinvestment plans) without the prior written consent of PaineWebber Incorporated.

  Certain of the Underwriters have in the past and may from time to time in the future, enter into reverse repurchase agreements or other financing arrangements with the Company to finance the purchase of mortgage assets.

  Certain of the Underwriters have in the past performed, and may from time to time in the future perform, investment banking, broker-dealer and financial advisory services for the Company and ICII and have received, or will receive, customary compensation therefor.

  Until the distribution of Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement, then the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or a part of the over-allotment option described above. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. In addition, PaineWebber Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions, or that such transactions once commenced, will not be discontinued without notice.

                                ERISA INVESTORS

  A fiduciary of a pension, profit-sharing, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan (collectively, a "Plan") subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), should consider (1) whether the ownership of the Common Stock is in accordance with the documents and instruments governing the Plan, (2) whether the ownership of the Common Stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA (if applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA, (3) the prohibitions under ERISA on improper delegation of control over, or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary with respect to plan assets, and (4) the need to value the assets of the Plan annually.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed on for the Company by Freshman, Marantz, Orlanski, Cooper & Klein, Beverly Hills, California, certain legal matters, including certain tax matters, will be passed on for the Company by Latham & Watkins, Los Angeles, California, and certain legal matters with respect to Maryland law will be passed on for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters will be passed on for the Underwriters by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                                    EXPERTS

  The financial statements of Imperial Credit Mortgage Holdings, Inc. and ICI Funding Corporation incorporated in the Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated by reference therein in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, and upon the authority of said firm as experts in auditing and accounting. Each of the reports of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements contains an explanatory paragraph that states the Company adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" for the year ended December 31, 1995.

PROSPECTUS

                    IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.

                COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES,
            WARRANTS TO PURCHASE COMMON STOCK, PREFERRED STOCK AND
                                DEBT SECURITIES

                               ----------------

  Imperial Credit Mortgage Holdings, Inc., a Maryland corporation (the "Company"), directly or through agents, dealers or underwriters designated from time to time, may issue and sell from time to time one or more of the following types of its securities (the "Securities"): (i) shares of its Common Stock, $0.01 par value per share ("Common Stock"); (ii) shares of its Preferred Stock, $0.01 par value per share, in one or more series ("Preferred Stock"); (iii) debt securities, in one or more series, any series of which may be either senior debt securities or subordinated debt securities (collectively, "Debt Securities" and, as appropriate, "Senior Debt Securities" or "Subordinated Debt Securities"); (iv) warrants to purchase shares of Common Stock ("Common Stock Warrants"); Preferred Stock ("Preferred Stock Warrants"); and Debt Securities ("Debt Warrants" and together with Common Stock Warrants and Preferred Stock Warrants, collectively, "Securities Warrants"); and (v) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing types of Securities. The Securities offered pursuant to this Prospectus may be issued in one or more series, in amounts, at prices and on terms to be determined at the time of the offering of each such series. In addition, certain stockholders of the Company (collectively, the "Selling Stockholders") may offer from time to time up to 170,094 shares of Common Stock in amounts, at prices and on terms to be determined at the time of the offering. The Securities offered by the Company pursuant to this Prospectus will be limited to $200,000,000 aggregate initial public offering price, including the exercise price of any Securities Warrants.

  SEE "RISK FACTORS" STARTING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES.

  The specific terms of each offering of Securities in respect of which this Prospectus is being delivered are set forth in an accompanying Prospectus Supplement (each, a "Prospectus Supplement") relating to such offering of Securities. Such specific terms include, without limitation, to the extent applicable; (1) in the case of any series of Preferred Stock, the specific designations, preferences, conversion and other rights, voting powers and restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of such series of Preferred Stock; (2) in the case of any series of Debt Securities, the specific designations, rights and restrictions of such series of Debt Securities, including without limitation whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities, the currency in which such Debt Securities are denominated and payable, the aggregate principal amount, stated maturity, method of calculating and dates for payment of interest and premium, if any, and any conversion, exchange, redemption or sinking fund provisions; (3) in the case of the Securities Warrants, the Debt Securities, Preferred Stock or Common Stock, as applicable, for which each such warrant is exercisable, and the exercise price, duration, detachability and call provisions of each such warrant; and (4) in the case of any offering of Securities, to the extent applicable, the initial public offering price or prices, listing on any securities exchange, certain federal income tax consequences and the agents, dealers or underwriters, if any, participating in the offering and sale of the Securities. If so specified in the applicable Prospectus Supplement, any series of Securities may be issued in whole or in part in the form of one or more temporary or permanent Global Securities, as defined herein.

                               ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                               ----------------

  The Company may sell all or a portion of any offering of its Securities through agents, to or through underwriters or dealers, or directly to other purchasers. See "Plan of Distribution." The related Prospectus Supplement for each offering of Securities sets forth the name of any agents, underwriters or dealers involved in the sale of such Securities and any applicable fee, commission, discount or indemnification arrangement with any such party. See "Use of Proceeds."

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The delivery in any jurisdiction of this Prospectus together with a Prospectus Supplement relating to specific Securities shall not constitute an offer in such jurisdiction of any other Securities covered by this Prospectus but not described in such Prospectus Supplement.

                               ----------------

              The date of this Prospectus is September 11, 1997.

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY DISTRIBUTION OF SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS AND AN ACCOMPANYING PROSPECTUS SUPPLEMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, as well as at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http:\www.sec.gov. The Common Stock is listed on the American Stock Exchange. Reports, proxy statements and other information described above may also be inspected and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents which have been filed with the Commission are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    (2) The Company's Proxy Statement for the Annual Meeting of Stockholders held on July 22, 1997;

    (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description;

    (4) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997; and

    (5) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

  The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents described above under "Incorporation of Certain Documents by Reference," other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Such requests should be directed to: Imperial Credit Mortgage Holdings, Inc., 20371 Irvine Avenue, Santa Ana Heights, California 92707, Attention: Investor Relations, Telephone: (714) 556-0122.

                                  THE COMPANY

  Unless the context otherwise requires, references herein to the "Company" refer to Imperial Credit Mortgage Holdings, Inc. ("IMH"), ICI Funding Corporation (together with its wholly owned subsidiary, ICIFC Secured Assets Corp., "ICIFC"), IMH Assets Corp. ("IMH Assets"), and Imperial Warehouse Lending Group, Inc. ("IWLG"), collectively.

GENERAL

  Imperial Credit Mortgage Holdings, Inc. is a specialty finance company, which, together with its subsidiaries and related companies, operates three businesses: (1) the Long-Term Investment Operations, (2) the Conduit Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. The Conduit Operations purchases and sells or securitizes primarily non-conforming mortgage loans, and the Warehouse Lending Operations provides warehouse and repurchase financing to originators of mortgage loans. These latter two businesses include certain ongoing operations contributed to the Company in 1995 by Imperial Credit Industries, Inc. ("ICII"), a leading specialty finance company (the "Contribution Transaction"). IMH is organized as a real estate investment trust ("REIT") for federal income tax purposes, which generally allows it to pass through qualified income to stockholders without federal income tax at the corporate level.

  Long-Term Investment Operations. The Long-Term Investment Operations, conducted by IMH, invests primarily in non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans and, to a lesser extent, in second mortgage loans. Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government-sponsored agencies such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Such loans generally provide higher yields than conforming loans. The principal differences between conforming loans and non-conforming loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the type of properties securing the mortgage loans, the loan sizes, and the mortgagors' occupancy status with respect to the mortgaged properties. Second mortgage loans are higher yielding mortgage loans secured by a second lien on the property and made to borrowers owning single-family homes for the purpose of debt consolidation, home improvements, education and a variety of other purposes.

  Conduit Operations. The Conduit Operations, conducted by ICIFC, purchases primarily non-conforming mortgage loans and, to a lesser extent, second mortgage loans from its network of third party correspondents and subsequently securitizes or sells such loans to permanent investors, including the Long-Term Investment Operations. ICIFC's ability to design non-conforming mortgage loans which suit the needs of its correspondent loan originators and their borrowers while providing sufficient credit quality to investors, as well as its efficient loan purchasing process, flexible purchase commitment options and competitive pricing, enable it to compete effectively with other non-conforming mortgage loans conduits. In addition to earnings generated from ongoing securitizations and sales to third party investors, ICIFC supports the Long-Term Investment Operations of the Company by supplying IMH with non-conforming mortgage loans and securities backed by such loans. Prior to the Contribution Transaction, ICIFC was a division or subsidiary of ICII since 1990. IMH owns 99% of the economic interest in ICIFC, while Joseph R. Tomkinson, the Company's Chief Executive Officer, William S. Ashmore, the Company's President, and Richard J. Johnson, the Company's Chief Financial Officer, are the holders of all the outstanding voting stock of, and 1% of the economic interest in, ICIFC.

  Warehouse Lending Operations. The Warehouse Lending Operations, conducted by IWLG, provides warehouse and repurchase financing to ICIFC and to approved mortgage banks, most of which are correspondents of ICIFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors.

  IMH's principal sources of income are (1) income from the Long-Term Investment Operations, (2) income from the Warehouse Lending Operations, and
(3) income from IMH's equity investment in the Conduit

Operations. In addition, the Company expects to receive dividend income from its investment in the common stock of IMH Commercial Holdings, Inc. ("ICH"), a REIT in which IMH currently holds shares of Common Stock and shares of non-voting Class A Common Stock which are convertible into an equivalent number of shares of ICH's Common Stock. The net income of the Conduit Operations is fully subject to federal and state income taxes. The principal source of income from IMH's Long-Term Investment Operations is net interest income, which is the net spread between interest earned on mortgage loans and securities held for investment and the interest costs associated with the borrowings used to finance such loans and securities, including CMO debt. The principal sources of income from the Warehouse Lending Operations are net interest income, which is the net spread between interest earned on warehouse loans and the interest costs associated with the borrowings used to finance such loans, and the fee income received from the borrowers in connection with such loans. The principal sources of income from the Conduit Operations are gains recognized on the sale of mortgage loans and securities, net interest income earned on loans purchased by ICIFC pending their securitization or resale, servicing fees, commitment fees and processing fees.

  The Company is located at 20371 Irvine Avenue, Santa Ana Heights, California 92707 and its telephone number is (714) 556-0122.

OPERATING STRATEGY

  The Company believes that a structural change has occurred in the mortgage banking industry which has increased demand for higher yielding non-conforming mortgage loans. This change has been caused by a number of factors, including:
(1) investors' demand for higher yielding assets due to historically low interest rates over the past few years; (2) increased securitization of high-yielding non-conforming mortgage loans by the investment banking industry; (3) quantification and development of standardized credit criteria by credit rating agencies for securities backed by non-conforming mortgage loans; (4) increased competition in the securitization industry, which has reduced borrower interest rates and fees, thereby making non-conforming mortgage loans more affordable; and (5) the end of the refinance "boom" of 1992 and 1993, which has caused many mortgage banks, attempting to sustain origination volume, to seek out non-conforming mortgage loan borrowers.

  The Company's strategy is to take advantage of the increased demand for non-conforming mortgage loans through ICIFC's network of correspondents, which sell non-conforming mortgage loans to ICIFC for resale or securitization. The Company's strategic objective is to exploit the structural changes in the non-conforming mortgage loan market through the Conduit Operations and to invest in the non-conforming mortgage loans and mortgage-backed securities originated and created by the Conduit Operations. Management believes that the Long-Term Investment Operations complements the Conduit Operations by providing ICIFC with a reliable investor for a portion of its loan sales and securitizations while ICIFC supports the Long-Term Investment Operations by providing non-conforming mortgage loans and securities backed by non-conforming mortgage loans. The Company believes the Warehouse Lending Operations provides synergies with the Company's other operations because it provides funding to the Conduit Operations and extends the scope of the Company's relationships with certain of its correspondent loan originators.

  The Company purchases mortgage assets, through its network of correspondents and through bulk purchases, and invests a substantial portion of its long-term investment portfolio in, non-conforming mortgage loans because management believes that non-conforming mortgage loans provide an attractive net income earnings profile and produce higher yields without commensurately higher credit risks, when compared with conforming mortgage loans. Although a substantial majority of the non-conforming loans purchased by the Conduit Operations are "A" and "A-" grade mortgage loans, the Company's strategy includes the purchase of "B" and "C" grade mortgage loans. In general, "B" and "C" grade mortgage loans are residential mortgage loans made to borrowers with lower credit ratings than borrowers of "A" grade mortgage loans, and are normally subject to greater frequency of losses and delinquency. As a result, "B" and "C" grade mortgage loans normally bear a higher rate of interest and higher fees.

  Management believes that IMH's tax and corporate structure as a REIT provides it with an advantage over other financial institutions and mortgage banking competitors. As a REIT, IMH can generally pass through qualifying earnings as dividends to stockholders without federal income tax at the corporate level. Thus, the Company expects to be able to pay higher annual dividends than traditional mortgage lending institutions, which are subject to federal income tax. In addition, management believes that the Company provides a more attractive method of investing in mortgages than regulated financial institutions because the Company is not subject to most of the federal and state regulations imposed upon insured financial institutions, and therefore, does not incur their related costs.

DIVIDEND POLICY AND DISTRIBUTIONS

  To maintain its qualification as a REIT, IMH intends to make annual distributions to stockholders of at least 95% of its taxable income (which does not necessarily equal net income as calculated in accordance with GAAP) determined without regard to the deduction for dividends paid and excluding any net capital gains. Any taxable income remaining after the distribution of regular quarterly dividends or other dividends will be distributed annually, on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions in excess of those required for IMH to maintain REIT status will be made by IMH at the discretion of the Board of Directors and will depend on the taxable earnings of IMH, the financial condition of IMH and such other factors as the Board of Director deems relevant. The Board of Directors has not established a minimum distribution level.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

  The Company has established a Dividend Reinvestment and Stock Purchase Plan pursuant to which holders of record and beneficial owners of shares of Common Stock of IMH may elect to have dividends reinvested automatically in additional shares of Common Stock of the Company, generally at a 3% discount to the market price, and to make optional cash purchases of Common Stock of the Company.

THE MANAGER

  Imperial Credit Advisors, Inc. ("ICAI" or the "Manager"), a wholly-owned subsidiary of ICII, oversees the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors, pursuant to a management agreement (as amended, the "Management Agreement"). The Manager is involved in three primary activities: (1) asset-liability management-- primarily the analysis and oversight of the acquisition, financing and disposition of Company assets; (2) capital management--primarily the oversight of the Company's structuring, analysis, capital raising and investor relations activities; and (3) operations management--primarily the oversight of IMH's operating subsidiaries. The Management Agreement expires on January 31, 2002 and is renewable thereafter annually by agreement between the Company and the Manager, subject to approval of a majority of those members of the Board of Directors of IMH who are not affiliates of the Manager or ICII (the "Unaffiliated Directors"). In the event that the Management Agreement is terminated or not renewed by the Company without cause, the Company is obligated to pay the Manager a termination or non-renewal fee determined by an independent appraisal.

  The Manager is entitled to receive a per annum base management fee payable monthly in arrears in an amount equal to seventy five percent (75%) of the sum of (1) 3/8 of 1% of Gross Mortgage Assets of IMH composed of other than Agency Certificates, conforming mortgage loans or mortgage-backed securities secured by or representing interests in conforming mortgage loans, plus (2) 1/8 of 1% of the remainder of Gross Mortgage Assets of IMH plus (3) 1/5 of 1% of the average daily asset balance of the outstanding amounts under IWLG's warehouse lending facilities. The remaining twenty-five percent (25%) of the per annum base management fee is paid by IMH for distribution to participants in its executive bonus pool in amounts to be determined in the sole discretion of IMH's Chief Executive Officer. Such payment is made in lieu of payment of a like amount to the Manager under the Management Agreement. The Company also pays the Manager, as incentive compensation for each fiscal quarter, an amount equal to 25% of the Net Income of the Company, before deduction of such incentive compensation, in excess of the amount that would produce an annualized Return on Equity equal to the Ten Year U.S. Treasury Rate plus 2%, provided that such incentive compensation payment will not reduce IMH's annualized Return on Equity to less than the Ten Year U.S. Treasury Rate plus 2% (the "25% Incentive Payment"). The term "Return on Equity" is calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Net Worth for the quarter. For such calculations, the "Net Income" of the Company means the income of the Company determined in accordance with net taxable income before the Manager's incentive compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. A deduction for all of the Company's interest expenses for borrowed money is also taken in calculating Net Income. "Average Net Worth" means the arithmetic average of the sum of the gross proceeds from any sale of equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to a public offering of the Company's Common Stock, plus the Company's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period. "Gross Mortgage Assets" means for any month the weighted average book value of the Mortgage Assets, before reserves for depreciation or bad debts or other similar noncash reserves, computed at the end of such month. "Ten Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to majority for U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of 10 years) as published weekly by the Federal Reserve Board during a quarter. The 25% Incentive Payment to the Manager is calculated quarterly in arrears before any income distributions are made to stockholders for the corresponding period. Pursuant to the Management Agreement, the Company provides up to 1/4 of the Company's 25% Incentive Payment for distribution as bonuses to participants in its executive bonus pool in amounts to be determined in the sole discretion of the Company's Chief Executive Officer. Such payment is made in lieu of payment of a like amount to the Manager under the Management Agreement.

TAX STATUS OF IMH

  IMH has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1995, and believes its organization and manner of operation have enabled and will continue to enable it to meet the requirements for qualification as a REIT. To maintain REIT status, any entity must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income (determined without regard to the dividends paid deduction and excluding net capital gains) to its stockholders. As a REIT, IMH generally will not be subject to federal income tax on net income it distributes currently to its stockholders. If IMH fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates. See "Federal Income Tax Considerations" and "Risk Factors--Consequences of Failure to Maintain REIT Status May Include IMH Being Subject to Tax as a Regular Corporation." Even if IMH qualifies for taxation as a REIT, IMH may be subject to certain federal, state and local taxes on its income. In addition, ICIFC is subject to federal and state income tax at regular corporate rates on its net income.

                                 RISK FACTORS

  Before investing in the Securities, prospective investors should give special consideration to the information set forth below, in addition to the information set forth elsewhere in this Prospectus. The following risk factors are interrelated and, consequently, investors should treat such risk factors as a whole.

  This Prospectus contains forward-looking statements that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

NET INTEREST INCOME MAY BE ADVERSELY AFFECTED BY INTEREST RATE FLUCTUATIONS;
 PREPAYMENTS OF MORTGAGE LOANS MAY ADVERSELY AFFECT NET INCOME

  The Company's income may be affected by changes in market interest rates. In conducting its Conduit Operations, the Company is subject to the risk of rising mortgage interest rates between the time the Company commits to purchase mortgage loans at a fixed price and the time the Company sells or securitizes those mortgage loans. An increase in interest rates will generally result in a decrease in market value of loans that the Company has committed to purchase at a fixed price, but has not yet sold or securitized.

  Higher rates of interest may discourage potential mortgagors from refinancing mortgage loans, borrowing to purchase a home or seeking a second mortgage loan, thus decreasing the volume of mortgage loans available to be purchased by the Conduit Operations. In addition, an increase in short-term interest rates may decrease or eliminate or, under certain circumstances, cause to be negative, the Company's net interest spread during the accumulation of mortgage loans held for sale or the net interest spread on mortgage loans held for investment when such loans are financed through reverse repurchase agreements. Should short-term interest rates exceed long-term interest rates (an "inverted yield curve" scenario), the negative effect on the Company's net interest spread would likely be coupled with a reduction in any income on any servicing portfolio held by the Company to the extent prepayments on the underlying mortgage loans increased as long-term interest rates declined.

  In conducting its Long-Term Investment Operations, a significant portion of the Company's mortgage assets held for long-term investment bear adjustable interest ("ARMs") or pass-through rates based on short-term interest rates, and substantially all of the Company's borrowings bear interest at fixed rates and have maturities of less than 60 days. Consequently, changes in short-term interest rates may significantly influence the Company's net interest income. Mortgage loans owned by the Company that are ARMs or mortgage-backed securities backed by ARMs are subject to periodic interest rate adjustments based on objective indices such as the CMT Index, which is the one year constant maturity Treasury index, or LIBOR, the London interbank offered rate. Interest rates on the Company's borrowings are also based on short-term indices. To the extent any of the Company's mortgage assets are financed with borrowings bearing interest based on an index different from that used for the related mortgage assets, so-called "basis" interest rate risk will arise. In such event, if the index used for the subject mortgage assets is a "lagging" index (such as the 11th District Cost of Funds) that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, the Company's net interest income will be adversely affected in periods of increasing market interest rates. Additionally, the Company's mortgage assets are subject to periodic interest rate adjustments that may be less frequent than the increases or decreases in rates borne by the borrowings or financings utilized by the Company. Accordingly, in a period of increasing interest rates, the Company could experience a decrease in net interest income or a net interest loss because the interest rates on borrowings could adjust faster than the interest rates on the Company's ARMs or mortgage-backed securities backed by ARMs. Moreover, ARMs are typically subject to periodic and lifetime interest rate caps, which limit the amount an ARMs interest rate can change during any given period. The Company's borrowings are not subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, the Company could also experience a decrease in net interest income or a net interest loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation by caps while the interest rates on the Company's ARMs and mortgage-backed securities backed by ARMs would be so limited. Further, some ARMs may be subject to periodic payment caps that result in some portion of the interest accruing on the ARMs being deferred and added to the principal outstanding. This could result in less cash received by the Company on its ARMs than is required to pay interest on the related borrowings, which will not have such payment caps. The Company expects that the net effect of these factors, all other factors being equal, will be to lower the Company's net interest income or cause a net interest loss during periods of rapidly rising interest rates, which could negatively impact the market price of the Securities. No assurance can be given as to the amount or timing of changes in income. To the extent that the Company utilizes short-term debt financing for fixed rate mortgages or mortgage-backed securities backed by fixed rate mortgages, the Company may also be subject to interest rate risks. To the extent that some of the warehouse loans made by the Company bear interest based upon an intermediate-term index while the Company's borrowings to fund such loans bear interest based upon a short-term index, the Company will be subject to the risk of narrowing interest rate spreads.

  Higher rates of interest may have a negative effect, in particular, on the yield of any Company portfolio of "principal-only" securities and other types of mortgage-backed securities purchased at a discount. If the Company were required to dispose of any "principal-only" securities held in its portfolio in a rising rate environment, a loss could be incurred. Lower long-term rates of interest may negatively affect the yield on any Company portfolio of "interest-only" securities, servicing fees receivable, and other mortgage loan and mortgage-backed securities purchased at a premium. It is also possible that in certain low interest rate environments the Company would not fully recoup any initial investment in such securities or investments.

  Mortgage prepayment rates vary from time to time and may cause changes in the amount of the Company's net interest income. Prepayments on ARMs and mortgage-backed securities backed by ARMs generally increase when mortgage interest rates fall below the then current interest rates on such ARMs. Conversely, prepayments of such mortgage loans generally decrease when mortgage interest rates exceed the then-current interest rate on such mortgage loans. Prepayment experience also may be affected by the geographic location of the property securing the mortgage loans, the credit grade of the mortgage loan, the assumability of the mortgage loans, the ability of the borrower to convert to a fixed-rate loan, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on ARMs are affected by conditions in the fixed-rate mortgage market. If the interest rates on ARMs increase at a rate greater than the interest rates on fixed-rate mortgage loans, prepayments on ARMs will tend to increase. In periods of fluctuating interest rates, interest rates on ARMs may exceed interest rates on fixed-rate mortgage loans, which may tend to cause prepayments on ARMs to increase at a greater rate than anticipated. Prepayment rates also vary by credit grade. Second mortgage loans generally have smaller average principal balances than first mortgage loans and are not viewed by borrowers as permanent financing. Accordingly, second mortgage loans may experience a higher rate of prepayment than first mortgage loans. In addition, any future limitations on the right of borrowers to deduct interest payments on mortgage loans for Federal income tax purposes may result in a higher rate of prepayment on mortgage loans.

  Prepayments of mortgage loans could affect the Company in several adverse ways. A substantial portion of the ARMs acquired by the Company (either directly as mortgage loans or through mortgage-backed securities backed by
ARMs) have been newly originated within six months of purchase and generally bear initial interest rates which are lower than their "fully-indexed" rates (the applicable index plus the margin). In the event that such an ARM is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the Company will have experienced an adverse effect on its net interest income during the time it held such ARM compared with holding a fully-indexed ARM and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the ARM.

  The prepayment of any mortgage loan that had been purchased at a premium by the Company would result in the immediate write-off of any remaining capitalized premium amount and a consequent decrease in the Company's interest income. The Conduit Operations' strategy at the present time is to purchase mortgage loans on a "servicing released" basis (i.e., the Company will acquire both the mortgage loans and the rights to service them). This strategy requires payment of a higher purchase price by the Company for the mortgage loans, and to the extent a premium is paid, the Company is more exposed to the adverse effects of early prepayments of the mortgage loans, as described above.

COMPANY OPERATIONS MAY BE ADVERSELY AFFECTED IF THE COMPANY FAILS TO
 EFFECTIVELY HEDGE AGAINST INTEREST RATE CHANGES OR IF LOSSES ARE INCURRED IN CONNECTION WITH HEDGING ACTIVITIES

  To mitigate risks associated with its Conduit Operations, the Company, through ICIFC, enters into transactions designed to hedge interest rate risks, which may include mandatory and optional forward selling of mortgage loans or mortgage-backed securities, interest rate caps, floors and swaps and buying and selling of futures and options on futures. To mitigate risks associated with its Long-Term Investment Operations, the Company's policy is to attempt to match the interest rate sensitivities of its adjustable rate mortgage assets held for investment with the associated liabilities. The Company may purchase interest rate caps, interest rate swaps or similar instruments to attempt to mitigate the cost of its variable rate liabilities increasing at a faster rate than the earnings on its subject assets during a period of rising interest rates. The nature and quantity of the hedging transactions for the Conduit Operations and the Long-Term Investment Operations is determined by the management of the Company based on various factors, including market conditions and the expected volume of mortgage loan purchases, and there have been no limitations placed on management's use of certain instruments in such hedging transactions. No assurance can be given that such hedging transactions will offset the risks of changes in interest rates, and it is possible that there will be periods during which the Company could incur losses after accounting for its hedging activities.

ACQUIRING AND INVESTING IN MORTGAGE LOANS MAY ENTAIL SUBSTANTIAL RISKS

  The Company makes long-term investments in mortgage loans and mortgage-backed securities. The Company does not obtain credit enhancements such as mortgage pool or special hazard insurance for its mortgage loans and investments other than private mortgage insurance and only when specified by its underwriting criteria. Accordingly, during the time it holds mortgage loans for investment, the Company is subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any mortgage loan held by the Company, the Company bears the risk of loss of principal to the extent of any deficiency between the value of the related mortgaged property, plus any payments from an insurer or guarantor, and the amount owing on the mortgage loan. Defaulted mortgage loans will also cease to be eligible collateral for borrowings, and will have to be financed by the Company out of other funds until ultimately liquidated.

  Credit risks associated with non-conforming mortgage loans, especially "B" and "C" grade loans, may be greater than those associated with conforming mortgage loans that comply with FNMA and FHLMC guidelines. Non-conforming mortgage loans generally consist of jumbo mortgage loans (loans with a principal balance in excess of $214,000) or loans that are originated in accordance with underwriting or product guidelines that differ from those applied by FNMA or FHLMC. The principal differences between conforming loans and the non-conforming loans purchased by the Company include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on non-conforming loans are often higher than those charged for conforming loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for non-conforming as compared to conforming loans and could have an adverse effect on the Company's operations to the extent that the Company invests in such loans or securities evidencing interests in such loans.

  In addition, with respect to second mortgage loans, the Company's security interest in the property securing such loans is subordinated to the interest of the first mortgage holder. If the value of the property securing the second mortgage loan is not sufficient to repay the borrower's obligation to the first mortgage holder upon foreclosure or if there is no additional value in such property after satisfying the borrower's obligation to the first mortgage loan holder, the borrower's obligation to the Company will likely not be satisfied.

  The yield derived from certain classes of mortgage-backed securities created in connection with securitizations by ICIFC and subsequently retained by the Company, including, but not limited to, "interest-only," "principal-only" and subordinated securities, is particularly sensitive to interest rate, prepayment and credit risks. The Company's investment portfolio includes each of these classes of securities. See "--Net Interest Income May be Adversely Affected by Interest Rate Fluctuations; Prepayment's of Mortgage Loans May Adversely Affect Net Income." Because subordinated securities, in general, bear all credit losses prior to the related senior securities, the amount of credit risk associated with any investment in such subordinated securities is significantly greater than that associated with a comparable investment in the related senior securities and, on a percentage basis, the risk is greater than holding the underlying mortgage loans directly. See "--Value of Interest-Only, Principal-Only, Residual Interest and Subordinated Securities Subject to Fluctuation."

  The Company also bears risk of loss on any mortgage-backed securities it purchases in the secondary mortgage market. To the extent third parties have been contracted to insure against these types of losses, the Company would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited, and losses in excess of the limitation would be borne by the Company.

  As a warehouse lender, the Company is a secured creditor of mortgage bankers and is subject to the risks associated with such businesses, including the risks of fraud, borrower default and bankruptcy, any of which could result in credit losses for the Company. Any claim of the Company as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay.

  In connection with its Conduit Operations, ICIFC has engaged in securitizations and bulk whole loan sales. In connection with the issuance of mortgage-backed securities by ICIFC, such securities have been non-recourse to ICIFC, except in the case of a breach of the standard representations and warranties made by ICIFC when mortgage loans are securitized. While ICIFC has recourse to the sellers of mortgage loans for any such breaches, there can be no assurance of the sellers' abilities to honor their respective obligations. ICIFC has engaged in bulk whole loan sales pursuant to agreements that provide for recourse by the purchaser against ICIFC (and, in certain cases, IMH as guarantor) in the event of a breach of representation or warranty made by ICIFC, any fraud or misrepresentation during the mortgage loan origination process or upon early default on such mortgage loans. ICIFC has generally limited the remedies of such purchasers to the remedies ICIFC receives from the persons from whom ICIFC purchased such mortgage loans. However, in some cases, the remedies available to a purchaser of mortgage loans from ICIFC are broader than those available to ICIFC against its seller, and should a purchaser exercise its rights against ICIFC, ICIFC may not always be able to enforce whatever remedies ICIFC may have against its sellers. ICIFC may from time to time make provisions for loan losses related to estimated losses from the breach of a standard representation and warranty.

DEPENDENCE ON SECURITIZATIONS MAY CREATE LIQUIDITY RISKS

  The Company securitizes a substantial portion of the mortgage loans it purchases. ICIFC relies significantly upon securitizations to generate cash proceeds for repayment of its warehouse line and to create credit availability. Further, gains on sales from ICIFC's securitizations represent a significant portion of ICIFC's earnings. Several factors affect the Company's ability to complete securitizations of its mortgage loans, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the credit quality of the mortgage loans purchased by the Conduit Operations and the Company's ability to obtain credit enhancement. If ICIFC were unable to securitize profitably a sufficient number of its mortgage loans in a particular financial reporting period, then ICIFC's revenues for such period would decline, which could result in lower income or a loss for such period. In addition, unanticipated delays in closing a securitization could also increase ICIFC's interest rate risk by increasing the warehousing period for its mortgage loans.

  ICIFC endeavors to effect quarterly public securitizations of its loan pools. However, market and other considerations, including the volume of ICIFC's mortgage acquisitions and the conformity of such loan pools to the requirements of insurance companies and rating agencies, may affect the timing of such transactions. Any delay in the sale of a loan pool beyond the end of a fiscal quarter would postpone the recognition of gain related to such loans and would likely result in lower income or a loss for such quarter being reported by ICIFC.

  In order to gain access to the securitization market, the Company has relied, and in the future may rely, on credit enhancements provided by insurance companies to guarantee senior interests in the related trusts to enable them to obtain "AAA/Aaa" ratings for such interests. Any unwillingness of insurance companies to guarantee the senior interests in the Company's loan pools could have a material adverse effect on the Company's results of operations and financial condition.

  The Company also relies on securitizations in the form of CMO borrowings to finance a substantial portion of the loans held by the Long-Term Investment Operations. Any reduction in the Company's ability to complete additional securitizations would require the Company to utilize other sources of financing which may be on less favorable terms.

VALUE OF INTEREST-ONLY, PRINCIPAL-ONLY, RESIDUAL INTEREST AND SUBORDINATED
 SECURITIES SUBJECT TO FLUCTUATION

  The Company's assets include "interest-only," "principal-only," residual interest and subordinated securities, valued by the Company in accordance with SFAS No. 115, "Accounting for Certain Debt and Equity Securities," if purchased by the Company in the secondary market or in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," if created in connection with the securitization of mortgages held for sale by ICIFC. IMH records its retained interest in ICIFC securitizations (including "interest-only," "principal-only" and subordinated securities) as investments classified as trading securities and records its purchased residual interests and subordinated securities as available for sale securities. Realization of these "interest-only," "principal-only," residual interest and subordinated securities in cash is subject to the timing and ultimate realization of cash flows associated therewith, which is in turn effected by the prepayment and loss characteristics of the underlying loans. Because subordinated securities, in general, bear all credit losses prior to the related senior securities, the amount of credit risk associated with any investment in such subordinated securities is significantly greater than that associated with a comparable investment in the related senior securities and, on a percentage basis, the risk associated with holding subordinated securities is greater than holding the underlying mortgage loans directly due to the concentration of losses in such subordinated securities and because subordinated securities receive payments of principal and interest after such payments on related senior securities and the underlying mortgages. The Company estimates future cash flows from these "interest-only," "principal-only," residual interest and subordinated securities and values such securities utilizing assumptions that it believes to be consistent with those that would be utilized by an unaffiliated third party purchaser. If actual experience differs from the assumptions used in the determination of the asset value, future cash flows and earnings could be negatively impacted, and the Company could be required to reduce the value of its "interest-only," "principal-only," residual interest and subordinated securities in accordance with SFAS No. 115 and SFAS 125. The value of such securities can fluctuate widely and may be extremely sensitive to changes in discount rates, projected mortgage loan prepayments and loss assumptions. The Company believes that its aggregate delinquency and loan loss experience will increase as its mortgage portfolio matures. To the Company's knowledge, the market for the sale of the "interest-only," "principal-only," residual interest and subordinated securities is limited. No assurance can be given that "interest-only," "principal-only," residual interest and subordinated securities could be sold at their reported value, if at all.

  The risks of investing in mortgage-backed securities include risks that the existing credit support will prove to be inadequate, either because of unanticipated levels of losses or, if such credit support is provided by a third party, because of difficulties experienced by such credit support provider. Delays or difficulties encountered in servicing mortgage-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade a security.

  The Company also bears risk of loss on any mortgage-backed securities it purchases in the secondary market. To the extent third parties have contracted to insure against these types of losses, the Company would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited, and losses in excess of the limitation would be borne by the Company.

MORTGAGE SERVICING RIGHTS SUBJECT TO VOLATILITY

  When ICIFC purchases loans that include the associated servicing rights or originates loans, the allocated cost of the servicing rights will be reflected on its financial statements as Mortgage Servicing Rights ("MSRs"). MSRs are amortized in proportion to, and over the period of, expected future net servicing income.

  SFAS No. 125 requires that a portion of the cost of acquiring a mortgage loan be allocated to the mortgage loan servicing rights based on its fair value relative to the loan as a whole. To determine the fair value of the servicing rights created, ICIFC uses a valuation model that calculates the present value of future net servicing revenues to determine the fair value of the servicing rights. In using this valuation method, ICIFC incorporates assumptions that it believes market participants would use in estimating future net servicing income which include estimates of the cost of servicing, an inflation rate, ancillary income per loan, a prepayment rate, a default rate and a discount rate commensurate with the risks involved.

  MSRs are subject to some degree of volatility in the event of unanticipated prepayments or defaults. Prepayments in excess of those anticipated at the time MSRs are recorded could result in a decline in the fair value of the MSRs below their carrying value requiring a provision to increase the MSRs' valuation allowance. The rate of prepayment of loans is affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. The effect of those factors on loan prepayment rates may vary depending on the particular type of loan. Estimates of prepayment rates are made based on management's expectations of future prepayment rates, which are based, in part, on the historical rate of prepayment of ICIFC's loans, and other considerations. There can be no assurance of the accuracy of the Company's prepayment estimates. If actual prepayments with respect to loans serviced occur more quickly than were projected at the time such loans were sold, the carrying value of the MSRs may have to be reduced through a provision recorded to increase the MSRs' valuation allowance in the period the fair value declined below the MSRs' carrying value. If actual prepayments with respect to loans occur more slowly than estimated, the carrying value of MSRs would not increase except for the impact of a reduction in the valuation allowance.

BORROWINGS AND SUBSTANTIAL LEVERAGE HAVE THE POTENTIAL FOR NET INTEREST AND OPERATING LOSSES; LIQUIDITY

  The Company has employed a financing strategy to increase the size of its investment portfolio by borrowing a substantial portion (up to approximately 98%, depending on the nature of the underlying asset) of the market value of substantially all of its investments in mortgage loans and mortgage-backed securities. The Company initially intended to maintain a ratio of equity capital (book value of stockholders' equity) to total assets of approximately 15%. This target ratio was developed on the assumption that the Company would utilize the sale of pass-through mortgage-backed securities as its primary securitization technique, as compared to financing the loans in the Company's long-term investment portfolio through CMOs. Subsequently, the Company has elected to utilize CMO borrowings to a substantial degree because CMOs are more consistent with IMH's maintenance of its REIT tax status. CMOs receive financing treatment as opposed to sale treatment. Financing treatment allows the Company to recognize spread income over time as qualifying interest income under the REIT gross income tests, as compared to gains at ICIFC from the issuance of pass-through securities, which receives sale treatment and is fully taxable. The value of the assets collateralizing CMO borrowings are reflected on the Company's balance sheet, while the value of the assets backing pass-through securities are not reflected on the balance sheet. Consequently, CMO borrowings tend to increase the assets of the Company and to reduce the Company's ratio of equity capital to total assets, as compared to the sale of pass-through securities. It is currently expected that the continued use of CMOs will likely result in a ratio of equity capital to total assets generally between 8% to 13%, although such ratio may vary substantially depending upon, among other things, the timing of ICIFC's securitizations and the Company's offerings of equity capital.

  The use of CMOs as financing vehicles tends to increase the Company's leverage as mortgage loans held for CMO collateral are retained for investment rather than sold in a secondary market transaction. Retaining mortgage loans as CMO collateral exposes the Company to greater potential credit losses than from the use of securitization techniques that are treated as sales. The creation of a CMO involves an equity investment by the

Company to fund collateral in excess of the amount of the securities issued. Should the Company experience credit losses greater than expected, the value of the Company's equity investment in its CMOs would decrease and the Company's financial condition and results of operations would be materially adversely affected.

  A majority of other Company borrowings are collateralized, primarily in the form of reverse repurchase agreements, which are based on the market value of the Company's assets pledged to secure the specific borrowings. The cost of borrowings under a reverse repurchase agreement corresponds to the referenced interest rate (e.g., the CMT Index or LIBOR) plus or minus a margin. The margin over or under the referenced interest rate varies depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the returns on the assets and mortgage-backed securities financed with borrowed funds fail to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses.

  The ability of the Company to achieve its investment objectives depends not only on its ability to borrow money in sufficient amounts and on favorable terms but also on the Company's ability to renew or replace on a continuous basis its maturing short-term borrowings. The Company's business strategy relies on short-term borrowings to fund long-term mortgage loans and investment securities available for sale. In the event the Company is not able to renew or replace maturing borrowings, the Company could be required to sell, under adverse market conditions, all or a portion of its mortgage loans and investment securities available for sale, and could incur losses as a result. In addition, in such event the Company may be required to terminate hedge positions, which could result in further losses to the Company. Such events could have a materially adverse effect on the Company.

  Certain of the Company's mortgage loans may be cross-collateralized to secure multiple borrowing obligations of the Company to a single lender. A decline in the market value of such assets could limit the Company's ability to borrow or result in lenders initiating margin calls (i.e., requiring a pledge of cash or additional mortgage loans to reestablish the ratio of the amount of the borrowing to the value of the collateral). The Company could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. If these sales were made at prices lower than the carrying value of its mortgage loans, the Company would experience losses. A default by the Company under its collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. Additionally, in the event of a bankruptcy of the Company, certain reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under such agreements without delay. Conversely, in the event of a bankruptcy of a party with whom the Company had a reverse repurchase agreement, the Company might experience difficulty repurchasing the collateral under such agreement if it were to be repudiated and the Company's claim against the bankrupt lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and, if and when received, may be substantially less than the damages actually suffered by the Company. Although the Company has entered into reverse repurchase agreements with several different parties and has developed procedures to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third party risks.

  To the extent the Company is compelled to liquidate mortgage loans or mortgage-backed securities classified as Qualified REIT Assets to repay borrowings, IMH may be unable to comply with the REIT asset and income tests, possibly jeopardizing IMH's status as a REIT. Gain from the sale or other disposition of such assets may be included under the 30% gross income test, which requires, in general, that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years represent less than 30% of the REIT's gross income for each taxable year. The Code does not provide for any mitigating provisions with respect to the 30% gross income test. Accordingly, if IMH failed to meet the 30% gross income test, its status as a REIT would terminate automatically. See "Federal Income Tax Considerations--Taxation of IMH--Income Tests." The 30% gross income test, however, has been repealed effective January 1, 1998. See "Federal Income Tax Considerations--Taxpayer Relief Act of 1997."

  The REIT provisions of the Code require IMH to distribute to its stockholders substantially all of its taxable income. As a result, such provisions restrict the Company's ability to retain earnings and replenish the capital committed to its business activities.

  The Company's liquidity is also affected by its ability to access the debt and equity capital markets. To the extent that the Company is unable to regularly access such markets, the Company could be forced to sell assets at unfavorable prices or discontinue various business activities in order to meet its liquidity needs. As a result, any such inability to access the capital markets could have a negative impact on the Company's earnings.

  Substantially all of the assets of the Conduit Operations have been pledged to secure the repayment of mortgage-backed securities issued in the securitization process, reverse repurchase agreements or other borrowings. In addition, substantially all of the mortgage loans that the Company has acquired and will in the future acquire have been or will be pledged to secure borrowings pending their securitization or sale or as a part of their long-term financing. The cash flows received by the Company from its investments that have not yet been distributed, pledged or used to acquire mortgage loans or other investments may be the only unpledged assets available to unsecured creditors and stockholders in the event of liquidation of the Company.

REDUCTION IN DEMAND FOR RESIDENTIAL MORTGAGE LOANS AND THE COMPANY'S NON-
 CONFORMING LOAN PRODUCTS MAY ADVERSELY AFFECT THE COMPANY'S OPERATIONS

  The availability of mortgage loans meeting the Company's criteria is dependent upon, among other things, the size and level of activity in the residential real estate lending market and, in particular, the demand for non-conforming mortgage loans. The size and level of activity in the residential real estate lending market depend on various factors, including the level of interest rates, regional and national economic conditions and inflation and deflation in residential property values, as well as the general regulatory and tax environment as it relates to mortgage lending. To the extent the Company is unable to obtain sufficient mortgage loans meeting its criteria, the Company's business will be adversely affected.

  FNMA and FHLMC are not currently permitted to purchase mortgage loans with original principal balances above $214,000. If this dollar limitation is increased without a commensurate increase in home prices, the Company's ability to maintain or increase its current acquisition levels could be adversely affected as the size of the non-conforming mortgage loan market may be reduced, and FNMA and FHLMC may be in a position to purchase a greater percentage of the mortgage loans in the secondary market than they currently acquire.

  In general, lower interest rates prompt greater demand for mortgage loans, because more individuals can afford to purchase residential properties, and refinancing and second mortgage loan transactions increase. However, if low interest rates are accompanied by a weak economy and high unemployment, demand for housing and residential mortgage loans may decline. Conversely, higher interest rates and lower levels of housing finance and refinance activity may decrease mortgage loan purchase volume levels, resulting in decreased economies of scale and higher costs per unit, reduced fee income, smaller gains on the sale of non-conforming mortgage loans and lower net income.

  Although the Company seeks geographic diversification of the properties underlying the Company's mortgage loans and mortgage-backed securities, it does not set specific limitations on the aggregate percentage of its portfolio composed of such properties located in any one area (whether by state, zip code or other geographic measure). Concentration in any one area will increase exposure of the Company's portfolio to the economic and natural hazard risks associated with such area. In addition, management estimates that a majority of the loans included in securitizations in which IMH holds subordinated interests are secured by properties in California. Certain parts of California have experienced an economic downturn in past years, particularly in areas of high defense industry concentration, and have suffered the effects of certain natural hazards such as earthquakes, fires and floods, as well as riots.

DELINQUENCY RATIOS AND COMPANY PERFORMANCE MAY BE AFFECTED BY CONTRACTED SUB-SERVICING

  ICIFC currently contracts for the sub-servicing of all loans it purchases and holds for sale or investment with third-party sub-servicers. This arrangement allows the Conduit Operations to increase the volume of loans it originates and purchases without incurring the expenses associated with servicing operations. As with any external service provider, ICIFC is subject to risks associated with inadequate or untimely services. Many of ICIFC's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase in the ICIFC's delinquency rate or foreclosure rate could adversely affect its ability to access profitably the capital markets for its financing needs, including future securitizations. ICIFC regularly reviews the delinquencies of its servicing portfolio. Although the Conduit Operations periodically reviews the costs associated with establishing operations to service the loans it purchases, it has no plans to establish and perform servicing operations at this time.

  Each of ICIFC's sub-servicing agreements with its third-party sub-servicers provides that if ICIFC terminates the agreement without cause (as defined in the agreement), ICIFC will be required to pay the third-party sub-servicer a fee. Further, one such agreement provides that ICIFC shall pay the third-party sub-servicer a transfer fee per loan for any mortgage loan which ICIFC transfers to another sub-servicer without terminating the agreement. Depending upon the size of ICIFC's loan portfolio sub-serviced at any point in time, the termination penalty that ICIFC would be obligated to pay upon termination without cause, may be substantial.

  ICIFC also subcontracts with sub-servicers to service the loans in each of the Company's public securitizations. With respect to such loans, the related pooling and servicing agreements permit ICIFC to be terminated as servicer under specific conditions described in such agreements, which generally include the failure to make payments, including advances, within specific time periods. Such termination would generally be at the option of the trustee and/or the financial guaranty insurer for such securitization, if applicable, but not at the option of the Company. If, as a result of a sub-servicer's failure to perform adequately, ICIFC were terminated as servicer of a securitization, the value of any servicing rights held by ICIFC would be adversely impacted. In addition, poor performance by a sub-servicer with respect to any such securitization may result in greater than expected delinquencies and losses on the related loans, which would adversely impact the value of any "interest-only," "principal-only" and subordinated securities held by the Company in connection with such securitization, which are more sensitive to credit risk. See "--Value of Interest-Only, Principal-Only, Residual Interest and Subordinated Securities Subject to Fluctuation."

LIMITED HISTORY OF OPERATIONS OF LIMITED RELEVANCE IN PREDICTING FUTURE PERFORMANCE

  The Company commenced operations on November 20, 1995. Prior to the date of the Contribution Transaction, ICIFC was a division or subsidiary of ICII, and IWLG was a division of Southern Pacific Thrift and Loan Association ("SPTL"), a subsidiary of ICII. Although the Company was profitable for the years ended December 31, 1996 and 1995 and for the six months ended June 30, 1997, and has experienced substantial growth in mortgage loan originations and total revenues, there can be no assurance that the Company will be profitable in the future or that these rates of growth will be sustainable or indicative of future results. Prior to the Company's initial public offering in November 1995 (the "Initial Public Offering"), each of ICIFC and IWLG benefited from the financial, administrative and other resources of ICII and SPTL, respectively.

  In light of this growth, the historical financial performance of the Company may be of limited relevance in predicting future performance. Since the Company commenced operations in November 1995, its growth in purchasing loans has been significant. Also, the loans purchased by the Company and included in the Company's securitizations have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of the Company's loans to date may not be indicative of future results. It is unlikely that the Company will be able to maintain delinquency and loan loss ratios at their present levels as the portfolio becomes more seasoned.

COMPETITION FOR MORTGAGE LOANS MAY ADVERSELY AFFECT THE COMPANY'S OPERATIONS

  In purchasing non-conforming mortgage loans and issuing securities backed by such loans, the Company competes with established mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers, insurance companies, other lenders and other entities purchasing mortgage assets. Continued consolidation in the mortgage banking industry may also reduce the number of current sellers to the Conduit Operations, thus reducing the Company's potential customer base, resulting in the Company purchasing a larger percentage of mortgage loans from a smaller number of sellers. Such changes could negatively impact the Conduit Operations. Mortgage-backed securities issued through the Conduit Operations face competition from other investment opportunities available to prospective investors. See "--Reduction in Demand for Residential Mortgage Loans and the Company's Non-Conforming Loan Products May Adversely Affect the Company's Operations."

  The Company's operations may be affected by the activities of ICII and its affiliates. As an end-investor in non-conforming mortgage loans, SPTL may compete with the Company; this activity is restricted by an agreement not to compete executed by and among the Company, SPTL and ICII in connection with the Contribution Transaction (the "Non-Compete Agreement"). Also, Southern Pacific Funding Corporation ("SPFC") is an affiliate of ICII whose business is primarily to act as a wholesale originator and a bulk purchaser of non-conforming mortgage loans. These activities are not restricted by the Non-Compete Agreement. In addition, after the expiration of the Non-Compete Agreement in November 1997, ICII or any 25% entity may compete with the Company's Long-Term Investment Operations, the Conduit Operations and the Warehouse Lending Operations. A "25% entity" means any entity of which ICII owns 25% or more of the voting securities. While the Company believes such activities will not have a material adverse effect on the Company's operations, there can be no assurance of this. See "--Relationship with ICII and its Affiliates; Conflicts of Interest."

NO ASSURANCE OF CONTINUED EXPANSION

  The Company's total revenues and net income have grown significantly since the Company's inception, primarily due to increased mortgage purchasing, sales and investing activities. The Company intends to continue to pursue a growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to expand its Long-Term Investment Operations, its Conduit Operations and its Warehouse Lending Operations. Each of these plans requires additional personnel and assets and there can be no assurance that the Company will be able to successfully expand and operate its expanded operations profitably. There can be no assurance that the Company will anticipate and respond effectively to all of the changing demands that its expanding operations will have on the Company's management, information and operating systems, and the failure to adapt its systems could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will successfully achieve its continued expansion or, if achieved, that the expansion will result in profitable operations.

LACK OF EXPERIENCE OF THE MANAGER IN MANAGING A REIT MAY HAVE AN ADVERSE AFFECT ON THE COMPANY

  The Company is dependent for the selection, structuring and monitoring of its assets and associated borrowings on the diligence and skill of its officers and the officers and employees of the Manager or ICII who's experience in managing a REIT extends only to the commencement of the Company's operations in November 1995.

RELATIONSHIP WITH ICII AND ITS AFFILIATES; CONFLICTS OF INTEREST

  The Company is subject to conflicts of interest arising from its relationship with its manager, ICAI, and ICAI's affiliates. ICAI, through its affiliation with ICII, has interests that may conflict with those of the Company in fulfilling certain of its duties. In addition, certain of the officers and Directors of ICII or its affiliates are also officers and Directors of the Company, including H. Wayne Snavely and Joseph R. Tomkinson, Chairman of the Board and Chief Executive Officer of IMH, respectively. The Company also relies upon ICAI (which has entered into a subcontract with ICII to provide certain management services to the Company as ICAI deems necessary) for the oversight of day-to-day operations of its business. All other operations of the Company are conducted through ICIFC and IWLG. No assurance can be given that the Company's relationships with ICAI and its affiliates will continue indefinitely. The failure or inability of ICAI to provide the services required of it under the Management Agreement (or of ICII to perform its obligations under its subcontract with ICAI) or any other agreements or arrangements with the Company would have a material adverse effect on the Company's business.

  It is the intention of the Company and ICII that any agreements and transactions, taken as a whole, between the Company, on the one hand, and ICII or its affiliates, on the other hand, are fair to both parties. To minimize or avoid potential conflicts of interests, all three Unaffiliated Directors must independently and by majority vote approve all such agreements and transactions. However, there can be no assurance that each of such agreements or transactions will be on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

  Pursuant to the Non-Compete Agreement, except as set forth below, ICII and any 25% entity may not compete with the Warehouse Lending Operations and may not establish a network of third party correspondent loan originators or another end-investor in non-conforming mortgage loans. Pursuant to the Non-Compete Agreement, SPTL may continue to act as an end-investor in non-conforming mortgage loans and SPFC, may continue its business, which is primarily to act as a wholesale originator and bulk purchaser of non-conforming mortgage loans. Pursuant to a right of first refusal agreement executed by and between ICIFC and ICII in connection with the Contribution Transaction (the "Right of First Refusal Agreement"), ICII has granted ICIFC a right of first refusal to purchase all non-conforming mortgage loans that ICII or any 25% entity originates or acquires and subsequently offers for sale and ICIFC has granted ICII or any 25% entity designated by ICII a right of first refusal to purchase all conforming mortgage loans that ICIFC acquires and subsequently offers for sale. The Common Stock of ICIFC is currently owned by Joseph R. Tomkinson, Chief Executive Officer of IMH and ICIFC, William S. Ashmore, President of IMH and Executive Vice President of ICIFC and
Richard J. Johnson, Senior Vice President, Chief Financial Officer and Secretary of IMH and ICIFC.

CONSEQUENCES OF FAILURE TO MAINTAIN REIT STATUS MAY INCLUDE IMH BEING SUBJECT
 TO TAX AS A REGULAR CORPORATION

  Commencing with its taxable year ended December 31, 1995, IMH has operated and intends to continue to operate so as to qualify as a REIT under the Code. Although IMH believes that it has operated and will continue to operate in such a manner, no assurance can be given that IMH was organized or has operated, or will be able to continue to operate, in a manner which will allow it to qualify as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within IMH's control. For example, in order to qualify as a REIT, at least 95% of IMH's gross income (including the gross income of IWLG and IMH Assets) in any year must be derived from qualifying sources, and IMH must pay distributions to stockholders aggregating annually at least 95% of its (including IWLG's and IMH Assets') taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. IMH has received an opinion from Latham & Watkins, tax counsel to IMH, as of September 8, 1997, to the effect that, commencing with IMH's taxable year ended December 31, 1995, IMH has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. See "Federal Income Tax Considerations--Taxation of IMH" and "Legal Matters." Such legal opinion is based on various assumptions and factual representations by IMH regarding IMH's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the Internal Revenue Service (the "Service") or any court.

  Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed the value of 5% of the REIT's total assets on certain testing dates. See "Federal Income Tax Considerations--Taxation of IMH--Requirements for Qualification." IMH believes that the aggregate value of the securities of ICIFC held by IMH have been and will continue to be less than 5% of the value of IMH's total assets. In rendering its opinion as to the qualification of IMH as a REIT, Latham & Watkins is relying on the representation of IMH regarding the value of its securities in ICIFC.

  If IMH were to fail to qualify as a REIT in any taxable year, IMH would be subject to federal income tax (including any applicable alternative minimum tax) on its (including IWLG's and IMH Assets') taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, IMH also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net income of IMH available for investment or distribution to stockholders because of the additional tax liability to IMH for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Considerations--Taxation of IMH--Requirements for Qualification."

  Even if IMH maintains its REIT status, it may be subject to certain federal, state and local taxes on its income. For example, if IMH has net income from a prohibited transaction, such income will be subject to a 100% tax. See "Federal Income Tax Considerations--Taxation of IMH." In addition, the net income, if any, from the Conduit Operations conducted through ICIFC is subject to federal income tax at regular corporate tax rates. See "Federal Income Tax Considerations--Other Tax Consequences."

COMPANY'S OPERATIONS MAY BE ADVERSELY AFFECTED IF THE COMPANY IS SUBJECT TO
 THE INVESTMENT COMPANY ACT

  The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under the current interpretation of the staff of the Commission, in order to qualify for this exemption, the Company must maintain at least 55% of its assets directly in mortgage loans, qualifying pass-through certificates and certain other Qualifying Interests in real estate. In addition, unless certain mortgage securities represent all the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify as Qualifying Interests for purposes of the 55% requirement. The Company's ownership of certain mortgage loans therefore may be limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, the Company intends to consider privately issued certificates issued with respect to an underlying pool as to which the Company holds all issued certificates as Qualifying Interests. If the Commission, or its staff, adopts a contrary interpretation with respect to such securities, the Company could be required to restructure its activities to the extent its holdings of such privately issued certificates did not comply with the interpretation. Such a restructuring could require the sale of a substantial amount of privately issued certificates held by the Company at a time it would not otherwise do so. Further, in order to insure that the Company at all times continues to qualify for the above exemption from the Investment Company Act, the Company may be required at times to adopt less efficient methods of financing certain of its mortgage loans and investments in mortgage-backed securities than would otherwise be the case and may be precluded from acquiring certain types of such mortgage assets whose yield is somewhat higher than the yield on assets that could be purchased in a manner consistent with the exemption. The net effect of these factors will be to lower at times the Company's net interest income, although the Company does not expect the effect to be material. If the Company fails to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced, and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption could have a material adverse effect on the Company.

FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF THE BOARD OF
 DIRECTORS MAY BE AFFECTED WITHOUT STOCKHOLDER CONSENT

  The Board of Directors, including a majority of the Unaffiliated Directors, has established the investment policies and operating policies and strategies. With respect to other matters, the Company may, in the future, but currently has no present plans to, invest in the securities of other REITs for the purpose of exercising control, offer securities in exchange for property or offer to repurchase or otherwise reacquire its shares or other securities. The Company may also, but does not currently intend to underwrite the securities of other issuers. However, any of the policies, strategies and activities referenced above or described in this Prospectus may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the Unaffiliated Directors, without stockholder consent.

EFFECT OF FUTURE OFFERINGS MAY ADVERSELY AFFECT MARKET PRICE OF THE SECURITIES

  The Company in the future intends to increase its capital resources by making additional private or public offerings of Securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Company's Common Stock or other Securities then outstanding, which may result in the reduction of the market price of such Common Stock or other Securities.

 Risk Relating to Common Stock

  Shares Eligible for Future Sale May Adversely Affect the Market Price of the Securities. Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of such Common Stock or other Securities then outstanding.

 Risk Relating to Preferred Stock

  Issuance of Preferred Stock Could Adversely Affect Common
Stockholders. IMH's charter (the "Charter") authorizes the Board of Directors to issue shares of Preferred Stock and to classify or reclassify any unissued shares of Common Stock or Preferred Stock into one or more classes or series of stock. The Preferred Stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors subject to the provisions of the Charter regarding restrictions on transfer of stock. Preferred Stock is available for possible future financing of, or acquisitions by, IMH and for general corporate purposes without further stockholder authorization. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of IMH by means of a merger, tender offer, proxy contest or other transaction which could involve a premium price for holders of Common Stock or otherwise be in their best interest. The Preferred Stock, if issued, may have a preference on dividend payments which could reduce the assets available to IMH to make distributions to the common stockholders. As of the date hereof, no shares of Preferred Stock have been issued but such securities may be offered hereby. The issuance of any shares of Preferred Stock covered by this Prospectus would require further action by the Board of Directors. See "Description of Securities."

 Risk Relating to Debt Securities

  Substantial Leverage; Ability to Service Outstanding Indebtedness. The Company's ability to make scheduled payments of the principal of, or to pay the interest on, any Debt Securities will depend upon its future performance which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service any Debt Securities. It may be necessary for the Company to refinance all or a portion of the principal of any Debt Securities on or prior to maturity, under certain circumstances, but there can be no assurance that the Company will be able to effect such refinancing on commercially reasonable terms or at all.

  The degree to which the Company is leveraged following the issuance of any Debt Securities could have material adverse effects on the Company and the holders of any Debt Securities, including, but not limited to, the following:
(i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, and general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will be unavailable for other purposes, (iii) certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates and (iv) the Company will likely be subject to a variety of restrictive covenants, the failure to comply with which could result in events of default that, if not cured or waived, could restrict the Company's ability to make payments of principal of, and interest on any Debt Securities.

 Legal Restrictions on Sales of Securities Underlying the Securities Warrants and the Securities Warrants

  The Securities Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the Securities issuable upon exercise of the Securities Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Securities Warrants. Although the Company will use its best efforts to have all the Securities issuable upon exercise of the Securities Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Securities Warrants, there can be no assurance that it will be able to do so. Further, although the Company intends to seek to qualify the Securities underlying the Securities Warrants for sale in those states in which such Securities are to be offered, no assurance can be given that such qualification will be achieved. The Securities Warrants may be deprived of any value if a current prospectus covering the Securities issuable upon the exercise thereof is not filed and kept effective or if such underlying Securities are not, or cannot be, registered in the applicable states.

 Substantial Shares of Common Stock Reserved for Exercise of Warrants

  The existence of the Securities Warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such Securities Warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

ABSENCE OF PUBLIC MARKET FOR THE PREFERRED STOCK, DEBT SECURITIES AND WARRANTS

  All of the Securities when issued will be a new issue of securities with no established trading market, other than the Common Stock, which is listed on the AMEX. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the AMEX, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any such Securities.

RESTRICTIONS ON OWNERSHIP OF COMMON STOCK MAY INHIBIT MARKET ACTIVITY;
 POSSIBLE ANTI-TAKEOVER EFFECT MAY DETER TAKE-OVER OF THE COMPANY

  In order for IMH to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of IMH's capital stock, including Common Stock, may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which the election to be treated as a REIT has been made). Furthermore, after the first taxable year for which the REIT election was made, IMH's shares of capital stock, including Common Stock, must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a shorter taxable year). In order to protect IMH against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Charter limits actual or constructive ownership of (i) the outstanding shares of Common Stock by any person to 9.5% (the "Ownership Limit") (in value or in number of shares, whichever is more restrictive) of the then outstanding shares of Common Stock or (ii) the outstanding shares of stock of IMH by any person to 9.5% in value (the "Aggregate Ownership Limit"). See "Description of Securities--Capital Stock--Repurchase of Shares and Restrictions on Transfer." Although the Board of Directors presently has no intention of doing so (except as described below), the Board of Directors, in its sole discretion, could waive the Ownership Limit or the Aggregate Ownership Limit with respect to a particular person if it were satisfied, based upon the advice of tax counsel or otherwise, that ownership by such person in excess of the Ownership Limit would not jeopardize IMH's status as a REIT. The Board of Directors may from time to time increase or, subject to certain limitations, decrease the Ownership Limit or the Aggregate Ownership Limit.

  Actual or constructive ownership of shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit, or, with the consent of the Board of Directors, such other limit, which would cause IMH not to qualify as a REIT, will cause the violative transfer of ownership to be void with respect to the intended transferee or owner as to that number of shares in excess of such limit, and such shares will be automatically transferred to a trustee for the benefit of a trust for the benefit of a charitable beneficiary. The trustee of such trust shall sell such shares and distribute the net proceeds generally as follows: the intended transferee shall receive the lesser of (i) the price paid by the intended transferee for such excess shares and (ii) the sales proceeds received by the trustee for such excess shares. Any proceeds in excess of the amount distributable to the intended transferee will be distributed to the charitable beneficiary. In addition, shares of stock held in trust shall be deemed to have been offered for sale to IMH, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust and (ii) the Market Price (as defined below) on the date IMH, or its designee, accepts such offer. IMH shall have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to IMH, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee. Also, such intended transferee shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. See "Description of Securities--Capital Stock--Repurchase of Shares and Restrictions on Transfer" for additional information regarding the Ownership Limit.

  These provisions may inhibit market activity in shares of Common Stock and the opportunity for IMH's stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of Common Stock in excess of the number of shares permitted under the Charter. Such provisions also may make IMH an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.5% of the outstanding shares of Common Stock.

  In addition, certain provisions of the Maryland General Corporation Law ("MGCL") and of IMH's Charter and Bylaws may also have the effect of delaying, deferring or preventing a change in control of the Company or other transaction that may involve a premium price for holders of Common Stock or otherwise be in their best interest. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, the net proceeds from the sale of Securities offered by the Company will be available for the general corporate purposes of the Company. These general corporate purposes may include, without limitation, funding the Long-Term Investment Operations, the Conduit Operations and the Warehouse Lending Operations, repayment of maturing obligations, redemption of outstanding indebtedness, financing future acquisitions (including acquisitions of mortgage loans and other mortgage-related products), capital expenditures and working capital. Pending any such uses, the Company may invest the net proceeds from the sale of any Securities or may use them to reduce short-term indebtedness. If the Company intends to use the net proceeds from a sale of Securities to finance a significant acquisition, the related Prospectus Supplements will describe the material terms of such acquisition.

  If Debt Securities are issued to one or more persons in exchange for the Company's outstanding debt securities, if any, the accompanying Prospectus Supplement related to such offering of Debt Securities will set forth the aggregate principal amount of the outstanding debt securities which the Company will receive in such exchange and which will cease to be outstanding, the residual cash payment, if any, which the Company may receive from such persons or which such persons may receive from the Company, as appropriate, the dates from which the Company will pay interest accrued on the outstanding debt securities to be exchanged for the offered Debt Securities and an estimate of the Company's expenses in respect of such offering of the Debt Securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following is the computation of ratio of earnings to fixed charges, including CMO debt(1):

                                   SIX
                                 MONTHS
                                  ENDED
                                 JUNE 30         YEAR ENDED DECEMBER 31
                                --------- ------------------------------------
                                1997 1996 1996 1995(2) 1994(2) 1993(2) 1992(2)
                                ---- ---- ---- ------- ------- ------- -------
   Ratio of earnings to fixed
    charges.................... 1.2x 1.1x 1.2x  1.6x    1.6x    9.9x    5.0x
                                ==== ==== ====  ====    ====    ====    ====

--------
(1) Earnings used in computing the ratio of earnings to fixed charges consist of net income before income taxes plus fixed charges. Fixed charges consist of interest expense on long-term debt (including amortization of loan premiums and the portion of rental expense deemed to represent the interest factor).
(2) Data prior to the Contribution Transaction is based upon the historical operations of IWLG, as a division of SPTL, and includes the Company's equity interest in ICIFC, as a division of ICII.

  These ratios represent a measure of the ability to meet debt service obligations from funds generated from operations.

                             SELLING STOCKHOLDERS

  The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock which may be deemed to be beneficially owned by each Selling Stockholder as of the date hereof and the maximum number of shares which may be offered by each Selling Stockholder:

                                NUMBER OF      MAXIMUM NUMBER
                           SHARES BENEFICIALLY OF SHARES TO BE
   SELLING STOCKHOLDER            OWNED            OFFERED
   -------------------     ------------------- ---------------
Imperial Credit
 Industries, Inc..........        82,363            82,363
Southern Pacific Thrift &
 Loan Association.........        50,000            50,000
Imperial Credit Advisors,
 Inc......................        37,731            37,731
                                 -------           -------
  Total...................       170,094           170,094
                                 =======           =======

  ICII and SPTL received their shares of Common Stock pursuant to the Contribution Transaction and ICAI received its shares of Common Stock from ICII pursuant to a subsequent transfer. ICAI, a wholly-owned subsidiary of ICII, is the Manager of the Company pursuant to the Management Agreement and ICAI and ICII have entered into a submanagement agreement in connection therewith. H. Wayne Snavely, Chairman of the Board of IMH, is Chairman of the Board of each of ICII, SPTL and ICAI. Joseph R. Tomkinson, Vice Chairman of the Board of IMH, is a Director of ICII.

                           DESCRIPTION OF SECURITIES

  The following is a brief description of the material terms of the Securities. This description does not purport to be complete and is subject in all respects to applicable Maryland law and the Company's Charter and Bylaws, copies of which are on file with the Commission, and are incorporated by reference herein. See "Incorporation of Certain Documents by Reference" and "Available Information."

GENERAL

  The Company may offer under this Prospectus one or more of the following categories of its Securities: (i) shares of its Common Stock, $0.01 par value per share; (ii) shares of its Preferred Stock, $0.01 par value per share, in one or more series; (iii) Debt Securities, in one or more series, any series of which may be either Senior Debt Securities or Subordinated Debt Securities;
(iv) Common Stock Warrants; (v) Preferred Stock Warrants; (vi) Debt Warrants; and (vii) any combination of the foregoing, either individually or as units consisting of one or more of the types of Securities described in clauses (i) through (vi). The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a Prospectus Supplement relating to such offering.

  The authorized stock of IMH consists of 50,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. It is expected that meetings of the stockholders of IMH will be held annually. Special meetings of the stockholders may be called by the President, Chief Executive Officer, a majority of the entire Board of Directors or a majority of the Unaffiliated Directors and must be called upon the written request of holders of shares entitled to cast at least 25% of all the votes entitled to be cast at the meeting. The Charter reserves to IMH the right to amend any provision thereof in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter, except that the provision requiring the affirmative vote of the holders of two-third of votes entitled to be cast in the election of directors to remove a director may only be amended upon the affirmative vote of the holders of two-thirds of the votes entitled to be cast in the election of directors. The Common Stock is listed on the American Stock Exchange. The Company intends to list any additional shares of its Common Stock which are issued and sold hereunder. The Company may list any series of its Preferred Stock which is offered and sold hereunder, as described in the Prospectus Supplement relating to such series of Preferred Stock.

CAPITAL STOCK

 Common Stock

  Each share of Common stock is entitled to participate equally in dividends when and as authorized by the Board of Directors and in the distribution of assets of IMH upon liquidation. Each share of Common Stock is entitled to one vote, subject to the provisions of the Charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable by IMH upon issuance. Shares of Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights. The authorized stock of IMH may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. The Charter authorizes the Board of Directors to reclassify any unissued shares of its Common Stock in one or more classes or series of stock.

 Preferred Stock

  The Charter authorizes the Board of Directors to issue shares of Preferred Stock and to classify or reclassify any unissued shares of Preferred Stock into one or more classes or series. The Preferred Stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors subject to the provisions of the Charter regarding restrictions on transfer of stock. Preferred Stock is available for possible future financing of, or acquisitions by, IMH and for general corporate purposes without further stockholder authorization, Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of IMH by means of a merger, tender offer, proxy contest or otherwise. The Preferred Stock, if issued, may have a preference on dividend payments which could reduce the assets available to IMH to make distributions to the common stockholders. As of the date hereof, no shares of Preferred Stock have been issued. The particular terms of any series of Preferred Stock offered hereby will be described in the applicable Prospectus Supplement.

 Repurchase of Shares and Restrictions on Transfer

  For IMH to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, a REIT's stock must be beneficially owned by 100 or more persons during the last 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

  Because IMH expects to continue to qualify as a REIT, the Charter contains restrictions on the transfer of Common Stock which are intended to assist IMH in complying with these requirements. The Charter prohibits any person, subject to certain specified exceptions discussed below, from owning, actually or constructively, (i) shares of Common Stock in excess of 9.5% (in value or in number, whichever is more restrictive) of the outstanding shares of Common Stock or (ii) shares of stock of IMH in excess of 9.5% in value the aggregate value of the outstanding shares of stock of the Company (the "Aggregate Ownership Limit"). The constructive ownership rules are complex, and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.5% of the outstanding shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of Common Stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, exempt a person from the Ownership Limit or the Aggregate Ownership Limit if it determines that such person's ownership of shares of stock in excess of such limits will not jeopardize IMH's status as a REIT. As a condition of such waiver, the Board of Directors may require a ruling from the Internal Revenue Service or opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to IMH's status as a REIT.

  IMH's Charter further prohibits (a) any person from actually or constructively owing shares of Common Stock that would result in IMH being "closely held" under Section 856(h) of the Code or otherwise cause IMH to fail to qualify as a REIT, and (b) any person from transferring shares of Common Stock if such transfer would result in shares of Common Stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of IMH that will or may violate any of the foregoing restrictions on transferability and ownership is required to give written notice immediately to IMH and provide IMH with such other information as it may request in order to determine the effect of such transfer on its status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of IMH to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may from time to time increase or, subject to certain limitations, decrease the Ownership Limit and the Aggregate Ownership Limit.

  Pursuant to the Charter, if any purported transfer of Common Stock or any other event would otherwise result in any person owning shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit or in IMH being "closely held" as described above or otherwise failing to qualify as a REIT, then that number of shares of stock the actual or constructive ownership of which otherwise would cause such person to violate such restrictions (rounded to the nearest whose share) will be automatically transferred to a trustee (the "Trustee") as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the intended transferee will not acquire any rights in such shares. Shares held by the Trustee will constitute issued and outstanding shares of stock. The intended transferee will not benefit economically from ownership of any shares held in the Trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the shares held in the Trust. The Trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by IMH that shares of stock have been transferred to the Trustee will be paid with respect to such shares to the Trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the Trustee, the Trustee will have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by an intended transferee prior to the discovery by IMH that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary.

  Within 20 days of receiving notice from IMH that shares of stock have been transferred to the Trust, the Trustee will sell the shares held in the Trust to a person designated by the Trustee whose ownership of the shares will not violate the ownership restrictions set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee and to the Charitable Beneficiary as follows: the intended transferee will receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined below) of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the intended transferee will be immediately paid to the Charitable Beneficiary.

  In addition, shares of stock held in Trust will be deemed to have been offered for sale to IMH, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price (as defined in the Charter) at the time of such devise or gift) and (ii) the Market Price on the date IMH, or its designee, accepts such offer, IMH will have the right to accept such offer until the Trustee has sold the shares held in the Trust. Upon such a sale to IMH, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee.

  The Charter defines the term "Market Price" on any date, with respect to any class or series of outstanding shares of IMH's stock, as the Closing Price (as defined below) for such shares on such date. The "Closing Price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-customer market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

  If any purported transfer of shares of stock of IMH shall cause IMH to be beneficially owned be fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to such shares.

  All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

  Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, including shares of Common Stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on IMH's status as a REIT and to ensure compliance with the Ownership Limit.

 Transfer Agent and Registrar

  The transfer agent and registrar for the Company's Common Stock is Boston EquiServe, L.P., North Quincy, Massachusetts.

SECURITIES WARRANTS

 General

  The Company may issue Securities Warrants for the Purchase of Common Stock, Preferred Stock or Debt Securities. Such warrants are referred to herein as Common Stock Warrants, Preferred Stock Warrants or Debt Warrants, as appropriate. Securities Warrants may be issued independently or together with any other Securities covered by the Registration Statement and offered by this Prospectus and any accompanying Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Securities Warrants will be issued under a separate agreement (each, a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as agent (each, a "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered evidenced by warrant certificates (the "Securities Warrant Certificates"). The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the definitive Securities Warrant Agreements and Securities Warrant Certificates will be filed with the Commission by means of a Current Report on Form 8-K in connection with the offering of such series of Securities Warrants.

  If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the currencies in which such Debt Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Debt Warrants; (iv) the designation and terms of any Securities with which such Debt Warrants are being offered and the number of such Debt Warrants being offered with each such Security; (v) the date on and after which such Debt Warrants and the related Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Debt Warrant and the price at which the currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (viii) whether the Debt Warrant will be issued in registered or bearer form; (ix) certain federal income tax consequences; and (x) any other material terms of such Debt Warrants.

  In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, and in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (iv) the date on and after which such Securities Warrants and the related Securities will be transferable separately; (v) the number of shares of Preferred Stock or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of shares of Preferred Stock of such series or shares of Common Stock may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date on which such right shall expire; (vii) certain federal income tax consequences; and (viii) any other material terms of such Securities Warrants.

  Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the appropriate Securities Warrant Agent or other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Preferred Stock Warrants or Common Stock Warrants will not have any rights of holders of the respective Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

 Exercise of Securities Warrants

  Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

  Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment, as provided in the applicable Prospectus Supplement, of the amount required to purchase the applicable Debt Securities, Preferred Stock or Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Upon receipt of such payment and the definitive Securities Warrant Certificates properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the applicable Debt Securities, Preferred Stock or Common Stock purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

 Amendments and Supplements to Securities Warrant Agreements

  Each Securities Warrant Agreement may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

 Common Stock Warrant Adjustments

  Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including:
(i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within the number of days, specified in the applicable Prospectus Supplement, after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Securities Warrant Agreement governing such series of Common Stock Warrants); and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below). The terms of any such adjustment will be specified in the related Prospectus Supplement for such Common Stock Warrants.

 No Rights as Stockholders

  Holders of Common Stock Warrants will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company of any other matter, or to exercise any rights whatsoever as stockholders of the Company.

 Existing Securities Holders

  The Company may issue, as a dividend at no cost, such Securities Warrants to holders of record of the Company's Securities or any class thereof on the applicable record date. If Securities Warrants are so issued to existing holders of Securities, the applicable Prospectus Supplement will describe, in addition to the terms of the Securities Warrants and the Securities issuable upon exercise thereof, the provisions, if any, for a holder of such Securities Warrants who validly exercises all Securities Warrants issued to such holder to subscribe for unsubscribed Securities (issuable pursuant to unexercised Securities Warrants issued to other holders) to the extent such Securities Warrants have not been exercised.

DEBT SECURITIES

 General

  The Company may offer one or more series of its Debt Securities representing general, unsecured obligations of the Company. Any series of Debt Securities may either (1) rank prior to all subordinated indebtedness of the Company and pari passu with all other unsecured indebtedness of the Company outstanding on the date of the issuance of such Debt Securities ("Senior Debt Securities") or
(2) be subordinated in right of payments to certain other obligations of the Company outstanding on the date of issuance ("Subordinated Debt Securities"). In this Prospectus, any indenture relating to Subordinated Debt Securities is referred to as a "Subordinated Indenture," any indenture relating to Senior Debt Securities is referred to as a "Senior Indenture" and the term "Indenture" refers to Senior and Subordinated Indentures, collectively.

  The aggregate principal amount of Debt Securities which may be issued by the Company will be set from time to time by the Board of Directors. Further, the amount of Debt Securities which may be offered by this Prospectus will be subject to the aggregate initial offering price of Securities specified in the Registration Statement. Each Indenture will permit the issuance of an unlimited amount of Debt Securities thereunder from time to time in one or more series. Additional debt securities may be issued pursuant to another registration statement for issuance under any Indenture. Any offering of Debt Securities may be denominated in any currency composite designated by the Company.

  The following description of the Debt Securities which may be offered by the Company hereunder describes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the Debt Securities and the extent to which the following general provisions may apply to such offering of Debt Securities will be described in the accompanying Prospectus Supplement relating to such offering of Debt Securities. The following descriptions of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the form of Senior Indenture or Subordinated Indenture, as appropriate. The definitive Indenture relating to each offering of Debt Securities will be filed with the Commission by means of a Current Report on Form 8-K in connection with the offering of such Debt Securities. All article and section references appearing herein are references to the articles and sections of the appropriate Indenture and, unless defined herein, all capitalized terms have the respective meanings specified in the appropriate Indenture.

  The Prospectus Supplement relating to any offering of Debt Securities will set forth the following terms and other information to the extent applicable with respect to the Debt Securities being offered thereby; (1) the designation, aggregate principal amount, authorized denominations and priority of such Debt Securities; (2) the price (expressed as a percentage of the aggregate principal amount of such Debt Securities) at which such Debt Securities will be issued; (3) the currency or currency units for which the Debt Securities may be purchased and in which; (4) the stated maturity of such Debt Securities or means by which a maturity date may be determined; (5) the rate at which such Debt Securities will bear interest or the method by which such rate of interest is to be calculated (which rate may be zero in the case of certain Debt Securities issued at a price representing a discount from the principal amount payable at maturity); (6) the periods during which such interest will accrue, the dates on which such interest will be payable (or the method by which such dates may be determined; including without limitation that such rate of interest may bear an inverse relationship to some index or standard) and the circumstances under which the Company may defer payment of interest; (7) redemption provisions, including any optional redemption, required repayment or mandatory sinking fund provisions; (8) any terms by which such Debt Securities may be convertible into shares of the Company's Common Stock, Preferred Stock or any other Securities of the Company, including a description of the Securities into which any such Debt Securities are convertible; (9) any terms by which the principal of such Debt Securities will be exchangeable for any other Securities of the Company; (10) whether such Debt Securities are issuable as definitive Fully- Registered Securities (as defined below) or Global Securities and, if Global Securities are to be issued, the terms thereof, including the manner in which interest thereon will be payable to the beneficial owners thereof and other book-entry procedures, any terms for exchange of such Global Securities into definitive Fully-Registered Securities (as defined below) and any provisions relating to the issuance of a temporary Global Security; (11) any additional restrictive covenants included for the benefit of the holders of such Debt Securities;
(12) any additional events of default provided with respect to such Debt Securities; (13) the terms of any Securities being offered together with such Debt Securities, (14) whether such Debt Securities represent general, unsecured obligations of the Company and (15) any other material terms of such Debt Securities.

  If any of the Debt Securities are sold for foreign currency units, the restrictions, elections, tax consequences, specific terms, and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating to thereto.

 Indenture Provisions

  The Debt Securities may be issued in definitive, fully registered form without coupons ("Fully Registered Securities"), or in a form registered as to principal only with coupons or in bearer form with coupons. Unless otherwise specified in the Prospectus Supplement, the Debt Securities will only be Fully Registered Securities. In addition, Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "Global Securities" below.

  One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

  Unless otherwise indicated in the related Prospectus Supplement for a series of Debt Securities, there are no provisions contained in the Indentures that would afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

  Global Securities. Any series of Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in individually certificated form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee for the Depositary to the Depositary, or to a successor of the Depositary or a nominee of such successor.

  The specific terms of the Depositary arrangement with respect to any series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a Global Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

  Modification of Indentures. Unless otherwise specified in the related Prospectus Supplement, each Indenture, the rights and obligations of the Company, and the rights of the Holders may be modified with respect to one or more series of Debt Securities issued under such Indenture with the consent of the Holders of not less than a majority in principal amount of the outstanding Debt Securities of each such series affected by the modification or amendment. No modification of the terms of payment of principal or interest, and no modification reducing the percentage required for modification, is effective against any Holder without his consent.

  Events of Default. Unless otherwise specified in the related Prospectus Supplement, each Indenture, will provide that the following are Events of Default with respect to any series of Debt Securities issued thereunder: (1) default in the payment of the principal of any Debt Security of such series when and as the same shall be due and payable; (2) default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; (3) default for 30 days in payment of any installment of interest on any Debt Securities of such series;
(4) default for a specified number of days after notice in the performance of any other covenants in respect of the Debt Securities of such series contained in the Indenture; (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator, or trustee of the Company or its property; and (6) any other Event of Default provided in the applicable supplemental indenture under which such series of Debt Securities is issued. An Event of Default with respect to a particular series of Debt Securities issued under an Indenture will not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under such Indenture. The trustee under an Indenture may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal or interest) if it considers such withholding in the interests of such Holders.

  If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the appropriate trustee under the Indenture or the Holders of not less than 25% in the aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement, of all the Debt Securities of such series to be due and payable immediately.

  Within four months after the close of each fiscal year, the Company will file with each trustee under the indentures a certificate, signed by specified officers, stating whether or not such officers have knowledge of any default, and, if so, specifying each such default and the nature thereof.

  Subject to provisions relating to its duties in case of default, a trustee under the Indentures shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order, or direction of any Holder, unless such Holders shall have offered to such trustee reasonable indemnity. Subject to such provisions for indemnification, the Holders of a majority in principal amount of the Debt Securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the appropriate trustee, or exercising any trust or power conferred upon such trustee, with respect to the Debt Securities of such series.

  Payment and Transfer. Principal of, and premium and interest, if any, on, Fully Registered Securities will be payable at the Place of Payment as specified in the applicable Prospectus Supplement, provided that payment of interest, if any, may be made, unless otherwise provided in the applicable Prospectus Supplement, by check mailed to the person in whose names such Debt Securities are registered at the close of business on the day or days specified in the Prospectus Supplement or transfer to an account maintained by the payee located inside the United States. The principal of, and premium and interest, if any, on, Debt Securities in other forms will be payable in the manner and at the place or places as designated by the Company and specified in the applicable Prospectus Supplement. Unless otherwise provided in the Prospectus Supplement, payment of interest may be made, in the case of a Bearer Security by the transfer to an account maintained by the payee with a bank outside the United States.

  Fully Registered Securities may be transferred or exchanged at the corporate trust office of the trustee or any other office or agency maintained by the Company for such purposes, subject to the limitations in the applicable Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Debt Securities in other forms will be set forth in the applicable Prospectus Supplement.

  Defeasance. The indentures provide that each will cease to be of further effect with respect to a certain series of Debt Securities (except for certain obligations to register the transfer or exchange of Securities) if (a) the Company delivers to the Trustee for the Securities of such series for cancellation of all Securities of all series and the coupons, if any, appertaining thereto, or (b) if the Company deposits into trust with the Trustee money or United States government obligations, that, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all of the principal of, and interest on, the Securities of such series on the dates such payments are due or redeemable in accordance with the terms of such Securities.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND
                      OF THE COMPANY'S CHARTER AND BYLAWS

  The following summary of certain provisions of the MGCL and of the Charter and the Bylaws of IMH does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and the Bylaws of IMH, copies of which are filed with the Commission. See "Available Information." For a description of additional restrictions on transfer of the Common Stock, see "Description of Securities--Capital Stock-- Repurchase of Shares and Restrictions on Transfer."

REMOVAL OF DIRECTORS

  The Charter provides that a director may be removed from office at any time but only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of directors.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Pursuant to the statute, IMH has exempted any business combinations involving ICII and, consequently, the five-year prohibition and the super-majority vote requirements of the statute will not in any event apply to business combinations between ICII and IMH. As a result, ICII may be able to enter into business combinations with IMH, which may not be in the best interest of the stockholders, without compliance by IMH with the super-majority vote requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

  The Bylaws of IMH contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of IMH's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT TO THE CHARTER

  IMH reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights as expressly set forth in the Charter, of any shares of outstanding stock. The Charter may be amended only by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter; provided, however, that provisions on removal of directors may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast in the election of directors.

DISSOLUTION OF THE COMPANY

  The dissolution of IMH must be approved by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(1) pursuant to IMH's notice of the meeting, (2) by the Board of Directors or
(3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in IMH's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only
(1) pursuant to IMH's notice of the meeting, (2) by the Board of Directors or
(3) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

  The business combination provisions and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of IMH or other transaction that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

                             PLAN OF DISTRIBUTION

  The Company and the Selling Stockholders may sell Securities (1) to or through underwriters or dealers, (2) directly to one or more purchasers, or
(3) through agents. Each Prospectus Supplement will set forth the terms of the offering of the Securities offered thereby, including the name or names of any underwriters, the purchase price of the Securities, and the proceeds to the Company and the Selling Stockholders from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which the Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

  If underwriters are used in the sale in a firm commitment underwriting, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Company's Prospectus Supplement if any of the Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  The Company or the Selling Stockholders may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

  The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

  Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Stock) will be a new issue of securities, will not have an established trading market when issued and may not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

  Securities may also be sold directly by the Company, the Selling Stockholders or through agents designated by the Company from time to time. The Securities offered hereby may also be sold from time to time through agents for the Company or the Selling Stockholders by means of (i) ordinary broker's transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the Exchanges, in which such agents may attempt to sell Securities as agent but may purchase and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" in accordance with the rules of the Exchanges, or (iv) a combination of any such methods of sale. In connection therewith, distributors' or sellers' commissions may be paid or allowed which will not exceed those customary in the types of transactions involved. A Prospectus Supplement sets forth the terms of any such "fixed price offering," "exchange distributions" and "special offerings." If the agent purchases Securities as principal, it may sell such Securities by any of the methods described above. Any agent involved in the offering and sale of Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company or the Selling Stockholders to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated herein or in the Prospectus Supplement, any such agent is acting on a best-efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company and the Selling Stockholders will authorize agents, underwriters, or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and such other institutions as may be approved by the Company and the Selling Stockholders. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (1) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (2) if the particular Securities are being sold to underwriters, the Company and the Selling Stockholders shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company and the Selling Stockholders or such institutional investors thereunder.

  Agents and underwriters may be entitled under agreements entered into with the Company and the Selling Stockholders to indemnification by the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters and their affiliates may from time to time be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company or the Selling Stockholders in the ordinary course of business and receive customary compensation therefor.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion provides only a general summary of certain limited aspects of federal income taxation relating to holders of Securities. This summary does not purport to deal with the aspects of taxation that may be relevant to prospective holders of Securities in light of such holder's particular investment or tax circumstances, or to certain types of holders subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, certain financial institutions, broker-dealers, holders holding Securities as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations, or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States. Furthermore, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to the Company or holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AND THE APPLICABLE PROSPECTUS SUPPLEMENT REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF IMH

  General. IMH elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1995. IMH believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and IMH intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified.

  The sections of the Code and Treasury Regulations governing REITs are highly technical and complex. The following summary sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  Latham & Watkins, tax counsel to IMH, has rendered an opinion to IMH as of September 8, 1997 to the effect that commencing with IMH's taxable year ended December 31, 1995, IMH has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various factual assumptions relating to the organization and operation of IMH and is conditioned upon certain representations made by IMH as to factual matters. In addition, this opinion is based upon the factual representations of IMH concerning its business and assets as set forth in this Prospectus. Furthermore, this opinion relies on, and assumes the accuracy of, the opinions, dated as of September 8, 1997, of Thacher Proffitt & Wood with respect to the characterization, as debt, of the CMOs issued by Imperial CMB Trust Series 1996-1 ("1996 CMB Trust") and Imperial CMB Trust Series 1997-1 (the "1997 CMB Trust"), each on behalf of IMH Assets in August 1996, and May 1997, respectively, and with respect to the classification of each of 1996 CMB Trust and the 1997 CMB Trust for federal income tax purposes. Moreover, such qualification and taxation as a REIT depends upon IMH's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of IMH's operation for any particular taxable year have satisfied or will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "Risk Factors--Consequences of Failure to Maintain REIT Status May Include IMH Being Subject to Tax as a Regular Corporation" and "--Failure to Qualify."

  If IMH qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, IMH will be subject to federal income tax as follows: First, IMH will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, IMH may be subject to the "alternative minimum tax" on its items of tax preference. Third, if IMH has
(i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired through foreclosure or otherwise as a result of a default on a loan secured by the property or a lease of such property) which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if IMH has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if IMH should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which IMH fails the 75% or 95% test multiplied by (b) a fraction intended to reflect IMH's profitability. Sixth, if IMH should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, IMH would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if IMH has excess inclusion income (attributable to its interest, if any, in a residual interest in a REMIC or if all or a portion of IMH, IMH Assets, or IWLG is treated as a taxable mortgage pool) and a disqualified organization (generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations) holds shares of stock in IMH, IMH will be taxed at the highest corporate tax rate on the amount of excess inclusion income for the taxable year allocable to the shares held by such disqualified organization. Eighth, with respect to any asset (a "Built-In Gain Asset") acquired by IMH from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of IMH is determined by reference to the basis of the asset in the hands of the C corporation, if IMH recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by IMH, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) IMH's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that IMH will make an election pursuant to IRS Notice 88-19.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

  The Company believes that it has previously issued sufficient shares of Common Stock with sufficient diversity of ownership to allow IMH to satisfy conditions (v) and (vi). In addition, the Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist IMH in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer." These restrictions, however, may not ensure that IMH will, in all cases, be able to satisfy the share ownership requirements described above. If IMH fails to satisfy such share ownership requirements, IMH's status as a REIT will terminate. See "--Failure to Qualify."

  In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. IMH has a calendar taxable year.

  Ownership of IWLG and IMH Assets. IMH has owned 100% of the stock of IWLG and IMH Assets (the "QRSs") at all times such QRSs have been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries." Code
Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities and such items (as the case may be) of the REIT for all purposes of the Code including the REIT qualification tests. Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of IMH. For this reason, references under "Federal Income Tax Considerations" to the income and assets of IMH shall include the income and assets of the QRSs. Because the QRSs will be treated as "qualified REIT subsidiaries" they will not be subject to federal income tax. In addition, IMH's ownership of the voting stock of the QRSs will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of IMH's total assets, described below under "-- Asset Tests."

  Income Tests. In order to maintain its qualification as a REIT, IMH annually must satisfy three gross income requirements. First, at least 75% of IMH's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from: (i) rents from real property; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) not held primarily for sale to customers in the ordinary course of business; (iv) dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares in other real estate investment trusts; (v) abatements and refunds of taxes on real property; (vi) income and gain derived from foreclosure property; (vii) amounts (other than amounts the determination of which depend in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (a) to make loans secured by mortgages on real property or on interests in real property or (b) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (viii) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction; and (ix) qualified temporary investment income. Second, at least 95% of IMH's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the sources described above with respect to the 75% gross income test, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, subject to certain exceptions in the year in which IMH is liquidated, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales or other dispositions of foreclosure property) must represent less than 30% of IMH's gross income (including gross income from prohibited transactions) for each taxable year.

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  Generally, if a loan is secured by both personal property and real property, interest must be allocated between the personal property and the real property, with only the interest allocable to the real property qualifying as mortgage interest under the 75% gross income test. Treasury Regulations provide that if a loan is secured by both personal and real property and the fair market value of the real property as of the commitment date (generally, the date on which the REIT's obligation to make the loan becomes binding) equals or exceeds the amount of the loan, the entire interest amount will qualify under the 75% gross income test. If the amount of the loan exceeds the fair market value of the real property as of the commitment date, the interest income allocated to the real property is an amount equal to the interest income multiplied by a fraction, the numerator of which is the fair market value of the real property as of the commitment date, and the denominator of which is the amount of the loan. The interest income allocated to the personal property is an amount equal to the excess of the total interest income over the interest income allocated to the real property.

  Interest earned on mortgage loans, and mortgage-backed securities secured by or representing an interest in such loans, will qualify as "interest" for purposes of both the 95% and 75% gross income tests to the extent such assets are treated as obligations secured by mortgages on real property or on interests in real property. However, income attributable to securities or other obligations that are not treated as obligations secured by mortgages on real property or on interests in real property (and which are not otherwise "Qualified REIT Assets"), dividends on stock (including any dividends IMH receives from ICIFC, but not including dividends IMH receives from other qualifying REITs or from the QRSs), and gains from the sale or disposition of such stock or such securities or other obligations will not qualify under the 75% gross income test. Such income will qualify under the 95% gross income test, however, if such income constitutes interest, dividends or gain from the sale or disposition of stock or securities. Income from loan guarantee fees, mortgage servicing contracts or other contracts will not qualify under either the 95% or 75% gross income test if such income constitutes fees for services rendered by IMH or is not treated as interest (on obligations secured by mortgages on real property or on interests in real property for purposes of the 75% gross income test). Similarly, income from hedging, including the sale of hedges, will not qualify under the 75% or 95% gross income tests unless such hedges constitute certain qualified hedges, in which case such income will qualify under the 95% gross income test. For purposes of the discussion herein, the term "Qualified REIT Assets" shall mean (i) real property (including interests in real property and interests in mortgages on real property), (ii) shares (or transferable certificates of beneficial interest) in other REITs which meet the requirements of Sections 856-859 of the Code,
(iii) stock or debt instruments (not otherwise described in (i), (ii) or (iv)) held for not more than one year that were purchased with the proceeds of (a) an offering of stock in IMH (other than amounts received pursuant to a dividend reinvestment plan) or (b) a public offering of debt obligations of IMH which have maturities of at least five years, and (iv) a regular or residual interest in a REMIC, but only if 95% or more of the assets of such REMIC are assets described in (i) through (iii).

  Furthermore, ICIFC receives servicing and processing fees and income from gain on the sale of certain mortgage loans and mortgage securities. Such fees do not accrue to IMH, but IMH receives dividends on its nonvoting preferred stock in ICIFC. Such dividends will qualify under the 95% gross income test, but will not qualify under the 75% gross income test.

  In order to comply with the 95% and 75% gross income tests, IMH has limited and will continue to limit substantially all of the assets that it acquires to mortgage loans or other securities or obligations that are treated as obligations secured by mortgages on real property or on interests in real property or to other Qualified REIT Assets. As a result, IMH may limit the type of assets, including hedging contracts, that it otherwise might acquire and, therefore, the type of income it otherwise might receive, including income from hedging, other than income from certain qualified hedges.

  In addition, to comply with the 30% gross income test, IMH may have to hold mortgage loans and mortgage-backed securities for four or more years and other securities and hedges for one year or more at times when IMH might otherwise have opted for the disposition of such assets for short term gains.

  In order to comply with the REIT gross income tests, IMH has monitored and will continue to monitor its income, including income from dividends, warehouse lending, hedging transactions, futures contracts, servicing and sales of mortgage assets, gains on the sale of securities, and other income not derived from Qualified REIT Assets. IMH believes that the aggregate amount of any nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income tests.

  If IMH fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if IMH's failure to meet such tests was due to reasonable cause and not due to willful neglect, IMH attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances IMH would be entitled to the benefit of these relief provisions. For example, if IMH fails to satisfy the gross income tests because nonqualifying income that IMH intentionally incurs exceeds the limits on such income, the Service could conclude that IMH's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving IMH, IMH will not qualify as a REIT. As discussed above in "Federal Income Tax Considerations--Taxation of IMH-- General," even if these relief provisions apply and IMH retains its status as a REIT, a 100% tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which IMH failed the 75% or 95% test multiplied by (b) a fraction intended to reflect IMH's profitability. There can be no assurance that IMH will always be able to maintain compliance with the gross income tests for REIT qualification despite its periodic monitoring procedures. No similar mitigation provision provides relief if IMH fails the 30% gross income test. In such case, IMH would cease to qualify as a REIT. See "--Failure to Qualify."

  Any gain realized by IMH on the sale of any property (including mortgage loans and mortgage-backed securities) held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon IMH's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. ICIFC securitizes mortgage loans and sells the resulting mortgage securities. If IMH were to sell such mortgage securities on a regular basis, there is a substantial risk that such sales would constitute prohibited transactions and that all of the profits therefrom would be subject to a 100% tax. Therefore, such sales have been made and will be made only by ICIFC. ICIFC is not subject to the 100% penalty tax on income from prohibited transactions, which is only applicable to a REIT.

  Asset Tests. IMH, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of IMH's total assets must be represented by Qualified REIT Assets, cash, cash items and government securities. Second, not more than 25% of IMH's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by IMH may not exceed 5% of the value of IMH's total assets and IMH may not own more than 10% of any one issuer's outstanding voting securities. IMH believes that substantially all of its assets, other than the nonvoting preferred stock of ICIFC, and the amount of any loans made to ICCC and certain loans made to ICIFC, are Qualified REIT Assets.

  As described above, IMH will be treated as owning all assets, liabilities and items of income, deduction, and credit of the QRSs. IWLG provides short-term lines of credit ("warehouse loans") to ICIFC and approved mortgage banks, most of which are correspondents of ICIFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors, including IMH. IWLG's warehouse loans are secured by assignments of first priority perfected security interests in and liens on, among other items of collateral, mortgages loans and related mortgage notes owned by the customer that in turn are secured by mortgages on real property. The Service has issued a Revenue Ruling in which it ruled that loans similar to IWLG's warehouse loans were obligations secured by mortgages on real property and interests in mortgages on real property, and therefore that such loans were Qualified REIT Assets. Based on such Revenue Ruling, IMH believes that IWLG's warehouse loans are Qualified REIT Assets. However, in the event that the IWLG's warehouse loans are not treated as Qualified REIT Assets, IMH would likely fail the 5% asset test and fail to qualify as a REIT. See "-- Failure to Qualify."

  As described above, IMH owns 100% of the nonvoting preferred stock of ICIFC. IMH does not and will not own any of the voting securities of ICIFC, and therefore IMH will not be considered to own more than 10% of the voting securities of ICIFC. In addition, IMH believes that the aggregate value of its securities of ICIFC has not at any time exceeded 5% of the total value of IMH's assets, and will not exceed such amount in the future. Latham & Watkins, in rendering its opinion as to the qualification of IMH as a REIT, is relying on the representation of IMH to such effect. There can be no assurance that the Service will not contend that the value of the securities of ICIFC held by IMH exceeds the 5% value limitation.

  The 5% asset test requires that IMH revalue its assets at the end of each calendar quarter in which IMH acquires additional securities in ICIFC for the purpose of applying such test. Although IMH plans to take steps to ensure that it satisfies the 5% asset test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in IMH's overall interest in ICIFC.

  IMH has taken and will continue to take measures to prevent the value of securities issued by any one entity that do not constitute Qualified REIT Assets from exceeding 5% of the value of IMH's total assets as of the end of each calendar quarter. In particular, as of the end of each calendar quarter, IMH has limited and diversified and will continue to limit and diversify its ownership of securities of ICIFC and other securities that do not constitute Qualified REIT Assets as necessary to satisfy the REIT asset tests described above.

  When purchasing mortgage-related securities, IMH and its counsel may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute Qualified REIT Assets for purposes of the REIT asset tests and produce income which qualifies under the REIT gross income tests discussed above. The inaccuracy of any such opinions may have an adverse impact on IMH's qualification as a REIT.

  A regular or residual interest in a REMIC will be treated as a Qualified REIT Asset for purposes of the REIT asset tests and income derived with respect to such interests will be treated as interest on obligations secured by mortgages on real property, assuming that at least 95% of the assets of the REMIC are Qualified REIT Assets. If less than 95% of the assets of the REMIC are Qualified REIT Assets, only a proportionate share of the assets of and income derived from the REMIC will be treated as qualifying under the REIT asset and income tests. IMH believes that its REMIC interests fully qualify for purposes of the REIT gross income and asset tests. IMH has not acquired and does not expect to acquire or retain residual interests issued by REMICs.

  If IMH invests in a partnership, it will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of IMH for purposes of the REIT gross income and asset tests.

  After initially meeting the asset tests at the close of any quarter, IMH will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. IMH intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If IMH fails to cure noncompliance with the asset tests within such time period, IMH would cease to qualify as a REIT.

  Annual Distribution Requirements. IMH, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of IMH's "REIT taxable income" (generally, income of IMH computed without regard to the dividends paid deduction and by excluding its net capital gain) and (b) 95% of the excess of the net income, if any, from foreclosure property over the tax imposed on such income, minus (ii) the excess of the sum of certain items of noncash income over 5% of "REIT taxable income." In addition, if IMH disposes of any Built-In Gain Asset during its Recognition Period, IMH will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before IMH timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration and if IMH so elects and specifies the dollar amount on its tax return. Such distributions are taxable to holders of Common Stock (other than certain tax-exempt entities, as discussed below) in the year in which paid, even if such distributions relate to the prior year for purposes of IMH's 95% distribution requirement. The amount distributed must not be preferential (e.g., each holder of shares of Common Stock must receive the same distribution per share). To the extent that IMH does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed portion at regular ordinary and capital gain corporate tax rates. Furthermore, if IMH should fail to distribute during each calendar year at least the sum of
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, IMH would be subject to a 4% excise tax on the excess of such required distributions over the amounts actually distributed. IMH intends to make timely distributions sufficient to satisfy these annual distribution requirements.

  IMH anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that IMH, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of IMH. For instance, IMH may realize income without a corresponding cash payment, as in the case of original issue discount or accrued interest on defaulted mortgage loans. In the event that such timing differences occur, in order to meet the distribution requirements, IMH may find it necessary to sell assets, arrange for short-term, or possibly long-term, borrowings, or pay dividends in the form of taxable stock dividends.

  The Service has ruled that if a REIT's dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions reinvested pursuant to such a plan qualify under the 95% distribution test. IMH expects that the terms of its DRP will comply with this ruling.

  Under certain circumstances, IMH may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in IMH's deduction for dividends paid for the earlier year. Thus, IMH may be able to avoid being taxed on amounts distributed as deficiency dividends; however, IMH will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

  A REIT is required to maintain certain records, including records regarding the actual and constructive ownership of its shares, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares (e.g., if IMH has 2,000 or more stockholders of record, from persons holding 5% or more of IMH's outstanding shares of Common Stock; if IMH has over 200 but fewer than 2,000 stockholders of record, from persons holding 1% or more of IMH's outstanding shares of Common Stock; and if IMH has 200 or fewer shareholders of record, from persons holding 1/2% or more of IMH's outstanding shares of Common Stock) regarding their ownership of shares. In addition, IMH must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. IMH has maintained and will continue to maintain the records and demand statements as required by Treasury Regulations.

FAILURE TO QUALIFY

  If IMH fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, IMH will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which IMH fails to qualify will not be deductible by IMH nor will they be required to be made. As a result, IMH's failure to qualify as a REIT would substantially reduce the cash available for distribution by IMH to its stockholders. In addition, if IMH fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of IMH's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, IMH will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances IMH would be entitled to such statutory relief. Failure to qualify for even one year could result in the IMH's incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

TAXPAYER RELIEF ACT OF 1997

  On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (H.R. 2014), which will have the effect of modifying certain REIT-related Code provisions for tax years beginning on or after January 1, 1998. Some of the potentially significant REIT-related changes contained in this legislation include: (i) the rule disqualifying a REIT for any year in which it fails to comply with certain regulations requiring the REIT to monitor its stock ownership is replaced with an intermediate financial penalty; (ii) the rule disqualifying a REIT in any year that it is "closely held" does not apply if during such year the REIT complied with certain regulations which require the REIT to monitor its stock ownership, and the REIT did not know or have reason to know that it was closely held; (iii) the 30% gross income test is repealed; (iv) any corporation wholly-owned by a REIT is permitted to be treated as a qualified REIT subsidiary regardless of whether such subsidiary has always been owned by the REIT; (v) the ordering rule for purposes of the requirement that newly-electing REITs distribute earnings and profits accumulated in non-REIT years is modified; (vi) the class of excess noncash items for purposes of the REIT distribution requirements is expanded; (vii) the rules regarding the treatment of hedges are modified; and (viii) certain other Code provisions relating to REITs are amended. Some or all of the provisions could affect both IMH's operations and its ability to maintain its REIT status for its taxable years beginning in 1998.

TAXATION OF HOLDERS OF SECURITIES

  Set forth below is a brief summary of certain federal income tax consequences to holders of Securities. Holders are urged to consult the applicable Prospectus Supplement for a more detailed description of such tax consequences.

  Common Stock and Preferred Stock. In general, as long as IMH qualifies as a REIT, distributions made by IMH with respect to the Common Stock or the Preferred Stock out of IMH's current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income to holders of Common Stock or Preferred Stock, as the case may be. Such distributions will not be eligible for the dividends received deduction in the case of holders of Common Stock or Preferred Stock that are corporations. Under certain other circumstances, distributions made by IMH with respect to the Common Stock or the Preferred Stock may constitute return of capital and/or capital gain to the holder.

  In general, any gain or loss realized upon a taxable disposition of shares of Common Stock or Preferred Stock will be treated as capital gain or loss and, in the case of an individual, mid-term or long-term capital gain or loss if the shares have been held as a capital asset for more than twelve months or eighteen months, respectively, and otherwise as short-term capital gain or loss. However, any loss realized upon a taxable disposition of shares held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends received with respect to such shares of Common Stock or Preferred Stock.

  Debt Securities. Interest and original issue discount, if any, on a Debt Security will be treated as ordinary income to a holder. Any special tax considerations applicable to a Debt Security will be described in the related Prospectus Supplement.

  Securities Warrants. Upon a holder's exercise of a Securities Warrant, the holder will, in general, (i) not recognize any income, gain or loss for federal income tax purposes, (ii) receive an initial tax basis in the Security received equal to the sum of the holder's tax basis in the exercised Securities Warrant and the exercise price paid for such Security and (iii) have a holding period for the Security received beginning on the date of exercise. If a holder of a Securities Warrant sells or otherwise disposes of such Securities Warrant (other than by its exercise), the holder generally will recognize capital gain or loss (in the case of an individual, mid-term or long-term capital gain or loss if the holder holds such Securities Warrants as a capital asset and its holding period for the Securities Warrant exceeds twelve months or eighteen months, respectively, on the date of disposition, and otherwise, short term capital gain or loss) equal to the difference between (i) the cash and fair market value of other property received and
(ii) the holder's tax basis (on the date of disposition) in the Securities Warrant sold. Such a holder generally will recognize a capital loss upon the expiration of an unexercised Securities Warrant equal to the holder's tax basis in the Securities Warrant on the expiration date.

WITHHOLDING

  IMH will report to holders of Common Stock, Preferred Stock and Debt Securities and the Service the amount of dividends or interest paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a holder may be subject to backup withholding at the rate of 31% with respect to dividends or interest paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not provide IMH with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the holder's income tax liability. In addition, IMH may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status to IMH.

OTHER TAX CONSEQUENCES

  ICIFC does not qualify as a REIT and will pay federal, state and local income taxes on its taxable income at normal corporate rates. As a result, ICIFC is able to distribute only its net after-tax earnings to its shareholders, including IMH, as dividend distributions, thereby reducing the cash available for distribution by IMH to its stockholders.

STATE AND LOCAL TAXES

  IMH and holders of Securities may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of IMH and holders of Securities may not conform to the federal income tax consequences discussed above. Consequently, prospective holders of Securities should consult their own tax advisors regarding the effect of state and local tax laws on an investment in IMH.

                                 LEGAL MATTERS

  The validity of the Securities offered hereby will be passed on for the Company by Freshman, Marantz, Orlanski, Cooper & Klein, Beverly Hills, California, certain legal matters, including certain tax matters, will be passed on for the Company by Latham & Watkins, Los Angeles, California, and certain legal matters with respect to Maryland law will be passed on for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland.

                                    EXPERTS

  The financial statements of Imperial Credit Mortgage Holdings, Inc. and ICI Funding Corporation incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated by references herein in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, and upon the authority of said firm as experts in auditing and accounting. Each of the reports of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements contains an explanatory paragraph that states the Company adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" for the year ended December 31, 1995.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                               -----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----
Prospectus Summary........................................................  S-1
Recent Developments.......................................................  S-4
Price Range of Common Stock...............................................  S-7
Dividend Policy and Distributions.........................................  S-8
Capitalization............................................................  S-9
Selected Consolidated Financial Data...................................... S-10
Risk Factors.............................................................. S-12
Operating Strategy........................................................ S-19
Certain Recent Transactions............................................... S-22
Selling Stockholders...................................................... S-24
Federal Income Tax Considerations to Holders of Common Stock.............. S-25
Underwriting.............................................................. S-28
ERISA Investors........................................................... S-29
Legal Matters............................................................. S-29
Experts................................................................... S-29

                                  PROSPECTUS

Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    3
The Company...............................................................    4
Risk Factors..............................................................    8
Use of Proceeds...........................................................   22
Ratio of Earnings to Fixed Charges........................................   23
Selling Stockholders......................................................   23
Description of Securities.................................................   24
Certain Provisions of Maryland Law and of the Company's Charter and By-
 Laws.....................................................................   33
Plan of Distribution......................................................   35
Federal Income Tax Considerations.........................................   36
Legal Matters.............................................................   45
Experts...................................................................   45

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                               3,400,000 SHARES

                [LOGO OF IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.]


                                 COMMON STOCK

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                           PAINEWEBBER INCORPORATED

                            OPPENHEIMER & CO., INC.

                          STIFEL, NICOLAUS & COMPANY
                                 INCORPORATED

                            EVEREN SECURITIES, INC.

                               -----------------

                              SEPTEMBER 22, 1997

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